      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 18, 2000


                                                      REGISTRATION NO. 333-35782

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          ARGONAUT TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           8731                          94-3216714
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                          887 INDUSTRIAL ROAD, SUITE G
                          SAN CARLOS, CALIFORNIA 94070
                                 (650) 598-1350
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            DAVID P. BINKLEY, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          ARGONAUT TECHNOLOGIES, INC.
                          887 INDUSTRIAL ROAD, SUITE G
                          SAN CARLOS, CALIFORNIA 94070
                                 (650) 598-1350
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

              Michael J. O'Donnell                               Donald J. Murray
               Richard L. Picheny                              Dewey Ballantine LLP
        Wilson Sonsini Goodrich & Rosati                   1301 Avenue of the Americas
            Professional Corporation                         New York, New York 10019
               650 Page Mill Road                                 (212) 259-8000
          Palo Alto, California 94304
                 (650) 493-9300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


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

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PRELIMINARY PROSPECTUS                  Subject to completion dated May 18, 2000

--------------------------------------------------------------------------------

                     Shares

[Agronanut Logo]
Common Stock
--------------------------------------------------------------------------------

This is our initial public offering of shares of our common stock. No public market currently exists for our common stock. We expect the public offering
price to be between $          and $     per share.

We have applied to have our common stock listed on the Nasdaq National Market under the symbol "AGNT."

BEFORE BUYING ANY SHARES YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK IN "RISK FACTORS" BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE    TOTAL
----------------------------------------------------------------------------------
Public offering price                                         $           $
----------------------------------------------------------------------------------
Underwriting discounts and commissions                        $           $
----------------------------------------------------------------------------------
Proceeds, before expenses, to Argonaut Technologies, Inc.     $           $
----------------------------------------------------------------------------------

The underwriters may also purchase up to           shares of common stock from
us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and
commissions will be $          , and the total proceeds, before expenses, to
Argonaut Technologies, Inc. will be $          .

The underwriters are offering the common stock as set forth under
"Underwriting." Delivery of the shares will be made on or about                ,
2000.

WARBURG DILLON READ LLC
                                                    ING BARINGS
                                                             SG COWEN

Base of illustration:

Fold out - pages 2-3

Title: INNOVATIVE TECHNOLOGY THAT ENABLES CHEMISTS TO IMPROVE PRODUCTIVITY AND ACCELERATE DRUG DEVELOPMENT

Inside Front Cover:

There are a series of five images placed across the page illustrating Argonaut's product. The products are grouped by product line (from left to right) Trident, Quest, Surveyor, Endeavor and Reagents.

Caption:      Trident Library Synthesis
Sub-header:   Trident Library Synthesizer
      -    Lead optimization
      -    Automated parallel library synthesis
      -    Initial commercial shipment: 1998


Sub-header:   Trident Workstation
      -    Lead optimization
      -    Semi-automated parallel library synthesis
      -    Initial commercial shipment: 1999

Sub-header:   Trident Sample Processing Station
      -    Lead optimization
      -    Automated parallel work-up and purification
      -    Initial commercial shipment: 2000

Caption:      Quest, Parallel Organic Synthesis

Sub-header:   Quest 210
      -    Pre-clinical development
      -    Small-scale, semi-automated parallel synthesis, work-up and purification
      -    Initial commercial shipment:  1997

Sub-header:   Quest 205
      -    Pre-clinical development
      -    Large-scale, semi-automated parallel synthesis, work-up and purification
      -    Initial commercial shipment:  1998

Caption:      FirstMate, Manual Parallel Organic Synthesis
      -    Pre-clinical development
      -    Entry-level, small-scale, manual parallel synthesis
      -    Initial commercial shipment:  1999

Caption:      Surveyor, Parallel Reaction Screening for process development
      -    Clinical development
      -    Automated parallel chemistry optimization and analysis
      -    Initial commercial shipment:  2000

Caption:      Endeavor, Parallel Pressurized Gaseous Reactions for Materials
              Science
      -    Clinical development
      -    Semi-automated parallel high-pressure reaction screening
      -    Initial commercial shipment:  2000

Caption:      Reagents, Accelerated Synthesis & Purification.
Sub-header:   ArgoGel
      -    Lead optimization
      -    Compound synthesis
      -    Initial commercial shipment:  1996

Sub-header:   ArgoPore
      -    Reagents used lead optimization
      -    Compound synthesis
      -    Initial commercial shipment:  1997

Sub-header:   Solution Phase Toolbox & Polymer Reagents
      -    Pre-clinical development
      -    Compound synthesis, work-up and purification
      -    Initial commercial shipment:  1998

--------------------------------------------------------------------------------

Through and including             , 2000 (the 25th day after commencement of
this offering), federal securities law may require all dealers selling shares of our common stock, whether or not participating in this offering, to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Prospectus summary....................    3
The offering..........................    6
Summary financial data................    7
Risk factors..........................    8
Forward-looking information...........   16
Use of proceeds.......................   17
Dividend policy.......................   17
Capitalization........................   18
Dilution..............................   19
Selected financial data...............   20
Management's discussion and analysis
  of financial condition and results
  of operations.......................   22
Business..............................   28
Management............................   42
Related party transactions............   51
Principal stockholders................   53
Description of capital stock..........   55
Shares eligible for future sale.......   59
Underwriting..........................   61
Legal matters.........................   63
Experts...............................   63
Where you can find more information...   63
Index to financial statements.........  F-1

ArgoGel(R), Argonaut Technologies(R), ArgoCaps(R), ArgoPore(R), Nautilus(R), Trident(R), ArgoScoop(TM), Quest(TM), Reaction Cassette(TM), Surveyor(TM) and Firstmate(TM) are trademarks of Argonaut Technologies, Inc. This prospectus also refers to trademarks and trade names of other organizations.

Endeavor(TM) is a trademark of Symyx Technologies, Inc.

--------------------------------------------------------------------------------

Prospectus summary

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully including "Risk factors" and the financial statements and related notes before making an investment decision.

OUR BUSINESS

We are a pioneer in the development, manufacturing and marketing of innovative products that enable chemists to use high speed parallel synthesis for the development of new drugs. Parallel synthesis is a process by which chemists create multiple compounds. Our products include a variety of parallel chemical synthesizers and reagents. Our products enable chemists to increase their productivity, accelerate the drug development process and reduce costs. Currently, our products are used for chemistry development by chemists in the pharmaceutical, biotechnology, life sciences and chemical research fields worldwide.

Advances in the drug discovery process have resulted in a significant increase in the number of new tools and targets for the development of new drugs, or drug targets. However, unlike drug discovery, drug development lacks the technological advances and automation that would allow efficient utilization of new targets. As a result, many companies are seeking innovative and cost-effective tools and technologies that would be used to explore the increasing number of targets for the potential development of new drugs. Our instruments enable parallel synthesis and automate many of the most labor-intensive steps of chemistry development. Through automation, chemists are able to perform multiple experiments under a variety of conditions in a fraction of the time it would take to perform the same experiments using traditional chemistry development methods. We believe that our products will enable companies to develop new drugs in a more productive, faster and more cost-effective manner than by using traditional chemistry development methods. Therefore companies, through the use of our products, may capitalize on the wealth of potential new drug targets being generated by the drug discovery process.

We began marketing our first product in 1996. Currently, we have eight instrument product offerings and more than 40 reagent product offerings. Through March 31, 2000, we have sold our products to more than 545 customers in the pharmaceutical, biotechnology, life sciences and chemical research industries and have placed more than 640 instruments worldwide. In addition, we have a track record of quickly and effectively developing solutions to our customers' problems. In order to ensure that our products meet the specific needs of chemists throughout the research community, we have formed formal consortia and informal relationships with teams of industry leaders and academic institutions for each of our instruments released to date. Through this process we have developed innovative products that have extensive customer input, validation and testing prior to commercial introduction.

OUR MARKET OPPORTUNITY

The life sciences research industry is undergoing fundamental change resulting principally from the explosive growth in gene discovery and the increasing demand for greater efficiency in the drug discovery and development process. Industry experts estimate that in the year 2000 the life sciences research industry will spend more than $70 billion on drug discovery research and development. Advances in genomics, combinatorial chemistry and high throughput screening have significantly enhanced the discovery process. Genomics, the mapping of the human DNA sequence and the study of the role genes play in disease, is creating an unprecedented wealth of information concerning potential

--------------------------------------------------------------------------------
drug targets. Industry sources estimate that sequencing of the human genome will provide an estimated 3,000 to 10,000 relevant new drug targets over the next ten years, compared to the approximately 500 targets that have been explored thus far. Combinatorial chemistry is the rapid synthesis of large collections of potential drug candidates. Through combinatorial chemistry, chemists can generate chemical collections, or libraries, consisting of millions of compounds that researchers can screen against drug targets through the use of high throughput screening technologies. Chemists have been able to make these advances in drug discovery by using new tools that simplify, automate and accelerate the drug discovery process. Through widespread use of these tools chemists are discovering a large number of new drug candidates that are ready for the drug development process. However, the pharmaceutical industry does not have sufficient tools and resources to fully exploit the opportunities presented by advances in drug discovery due to the technological limitations of traditional drug development, or chemistry development.

Traditional chemistry development methods have the following limitations:

+ traditional methods are time consuming and inefficient, due to the labor-intensive nature of this process;

+ traditional methods require compounds to be synthesized one at a time. This results in long drug development timelines, which delay product commercialization and reduce the exclusivity period provided by patent protection;

+ traditional methods are expensive due to the time and labor required of a chemist to produce a single compound;

+ traditional methods limit the number of compounds synthesized, which can lead to the selection of sub-optimal drug candidates, often resulting in drug candidate failures;

+ chemists lack flexible tools and systems necessary to easily perform the wide variety of complex experiments required for chemistry development; and

+ traditional methods are often difficult to employ and require skilled, scientific personnel.

THE ARGONAUT SOLUTION

We design, manufacture and market instruments and reagents that increase the productivity of chemists, thereby accelerating the drug development process. Our products enable the rapid synthesis of a wide range of compounds at a reduced cost. We intend to promote our products as the laboratory standard for chemists and the industry standard for companies seeking more efficient methods of addressing their increasing drug development needs. We believe our technology provides the following key benefits compared to traditional chemistry development methods:

+  increased productivity;

+  reduced drug development timelines;

+  reduced cost;

+  improved intellectual property positions;

+  flexibility; and

+  ease of use.

--------------------------------------------------------------------------------
 4

Our strategy is to become the leading provider of productivity and quality enhancing tools for all stages of the drug development process. In order to achieve this goal, we have implemented the following strategy:

+  focus initially on industry leaders within the pharmaceutical market;

+  expand our high-value reagent business;

+  continue to establish product development consortia and collaborations;

+  leverage global customer relationships through direct sales;

+  acquire complementary businesses; and

+  expand into new markets.

EXECUTIVE OFFICES

Our principal executive offices are located at 887 Industrial Road, Suite G, San Carlos, California 94070, and our telephone number is (650) 598-1350. Our corporate website is www.argotech.com. We do not intend the information contained on our website to be part of this prospectus. We were incorporated in Delaware in November 1994.

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                                                                               5

The offering

The following information assumes that the underwriters do not exercise the over-allotment option granted to them to purchase additional shares in the offering.

Common stock we are offering........                    shares

Common stock to be outstanding after
the offering........................                    shares

Proposed Nasdaq National Market
symbol..............................     AGNT

Use of proceeds.....................     To fund our operations, including
                                         continued development and manufacturing
                                         of existing products and research and
                                         development of additional products,
                                         expanding our facilities to be able to
                                         meet the needs of our growing business,
                                         repayment of debt and for other working
                                         capital and general corporate purposes.
                                         See "Use of proceeds."

Unless we indicate otherwise, when analyzing the information in this prospectus, you should assume that all outstanding shares of our convertible preferred stock convert into 11,339,268 shares of our common stock upon the closing of this offering.

The number of shares of common stock to be outstanding after the offering in the table above is based on the number of shares outstanding as of March 31, 2000, excluding:

+ 2,005,589 shares issuable upon the exercise of options at a weighted-average exercise price of $0.67 per share;

+ 141,665 shares issuable upon the exercise of warrants at a weighted-average exercise price of $4.31 per share; and

+ a total of 3,138,697 shares available for future grant under our 1995 Incentive Stock Plan, 2000 Incentive Stock Plan and 2000 Employee Stock Purchase Plan.

In addition, we have agreed to issue an additional           shares if the
underwriters exercise their over-allotment option in full, which we describe in "Underwriting." If the underwriters exercise this option in full, shares of common stock will be outstanding after this offering.

--------------------------------------------------------------------------------
 6

Summary financial data

The pro forma net loss per share and shares used in computing pro forma net loss per share are calculated as if all of our convertible preferred stock was converted into shares of our common stock on the date of their issuance. The pro forma as adjusted balance sheet below reflects the conversion of each outstanding share of preferred stock into one share of common stock upon the
closing of this offering and the issuance and sale of           shares of our
common stock in this offering at an assumed price to the public of $ per share, after deducting the underwriting discounts and commissions and estimated offering expenses, and our receipt of the net proceeds from that sale.

                                                                                       THREE MONTHS
                                                                                     ENDED MARCH 31,
                                                     YEAR ENDED DECEMBER 31,           (UNAUDITED)
          STATEMENT OF OPERATIONS DATA             1997       1998       1999        1999        2000
-------------------------------------------------------------------------------------------------------
                                                          (In thousands, except per share data)
Net sales.......................................  $ 5,826    $12,076    $10,558    $  2,981    $  3,564
Costs and expenses:
  Costs of sales................................    3,155      5,608      4,689       1,241       1,399
  Research and development......................    4,292      4,922      4,180         975       1,261
  Selling, general and administrative...........    4,795      7,108      9,125       1,990       2,931
                                                  -------    -------    -------    --------    --------
    Total costs and expenses....................   12,242     17,638     17,994       4,206       5,591
                                                  -------    -------    -------    --------    --------
Loss from operations............................   (6,416)    (5,562)    (7,436)     (1,225)     (2,027)
Interest and other income (expenses), net.......      216        (94)      (167)       (172)         10
                                                  -------    -------    -------    --------    --------
Net loss........................................  $(6,200)   $(5,656)   $(7,603)   $ (1,397)   $ (2,017)
                                                  =======    =======    =======    ========    ========
Net loss per share, basic and diluted...........  $ (3.97)   $ (2.91)   $ (3.12)   $  (0.60)   $  (0.76)
                                                  =======    =======    =======    ========    ========
Weighted-average shares used in computing net
  loss per share, basic and diluted.............    1,560      1,943      2,434       2,326       2,671
Pro forma net loss per share, basic and
  diluted.......................................                        $ (0.59)               $  (0.14)
                                                                        =======                ========
Weighted-average shares used in computing pro
  forma net loss per share, basic and diluted...                         12,799                  14,010

                                                                      AS OF MARCH 31, 2000
                                                                          (UNAUDITED)
                                                                                        PRO FORMA
                     BALANCE SHEET DATA                        ACTUAL     PRO FORMA    AS ADJUSTED
--------------------------------------------------------------------------------------------------
                                                                         (In thousands)
Cash, cash equivalents and short-term investments...........  $  9,137    $  9,137      $
Working capital.............................................     7,305       7,305
Total assets................................................    16,510      16,510
Long term obligations, less current portion.................     1,652       1,652         1,652
Accumulated deficit.........................................   (28,935)    (28,935)      (28,935)
Total stockholders' equity..................................     7,652       7,652

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                                                                               7

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Risk factors

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In such an event, the trading price of our common stock could decline, and you may lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF OPERATING LOSSES, AND WE MAY NEVER ACHIEVE OR SUSTAIN PROFITABILITY.

We have incurred operating losses and negative cash flow from operations since our inception. As of March 31, 2000, we had an accumulated deficit of $28.9 million. We recorded net losses of $6.2 million in 1997, $5.7 million in 1998, $7.6 million in 1999 and $2.0 million for the three months ended March 31, 2000. We expect to continue to incur operating and net losses and negative cash flow from operations, which may increase, for the foreseeable future due in part to anticipated increases in expenses for research and development and expansion of our sales and marketing capabilities. We may never become profitable.

IF OUR PRODUCTS DO NOT BECOME WIDELY USED IN THE LIFE SCIENCES INDUSTRY, IT IS UNLIKELY THAT WE WILL EVER BECOME PROFITABLE.

Pharmaceutical, biotechnology and life science companies have historically performed chemistry development using traditional laboratory methods. To date, our products have not been widely adopted by the life sciences industry. The commercial success of our products will depend upon the adoption of these products as a method to develop chemical compounds for the life sciences and other industries. In order to be successful, our products must meet the performance and pricing requirements for chemistry development within the life sciences and other industries. Market acceptance will depend on many factors, including our ability to:

+ convince prospective customers that our products are a cost-effective alternative to traditional methods and other technologies that may be introduced for chemistry development;

+ manufacture products in sufficient quantities with acceptable quality and at an acceptable cost; and

+  install and service sufficient quantities of our products.

If we cannot achieve these objectives, our products will not gain market acceptance.

OUR PRODUCT DEVELOPMENT EFFORTS MAY NOT PRODUCE COMMERCIALLY VIABLE PRODUCTS.

We intend to devote significant personnel and financial resources to research and development activities to develop new products. Such products may not be successfully developed, and we may never realize any benefits from such research and development activities. Even if we successfully develop new products, such products may not be commercially viable within the life sciences industry. Our ability to increase our revenues and achieve and sustain profitability is dependent upon our ability to successfully develop new products that will achieve market acceptance.

BECAUSE WE RECEIVE REVENUES PRINCIPALLY FROM LIFE SCIENCE AND CHEMICAL COMPANIES, THE CAPITAL SPENDING POLICIES OF THESE ENTITIES HAVE A SIGNIFICANT EFFECT ON THE DEMAND FOR OUR PRODUCTS.

Our customers include pharmaceutical, biotechnology, life science and other chemical research companies, and the capital spending policies of these entities can have a significant effect on the

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 8

RISK FACTORS
--------------------------------------------------------------------------------

demand for our products. These policies are based on a wide variety of factors, including the resources available for purchasing research equipment, the spending priorities among various types of research equipment and the policies regarding capital expenditures. In particular, the volatility of the public stock market for biotechnology companies has at certain times significantly impacted their ability to raise capital, which has directly affected their capital spending budgets. In addition, continued consolidation within the pharmaceutical industry will likely delay and may potentially reduce capital spending by pharmaceutical companies involved in such consolidations. Any decrease or delay in capital spending by life science companies could cause our revenues to decline and harm our profitability.

OUR PRODUCTS HAVE LENGTHY SALES CYCLES, WHICH COULD CAUSE OUR OPERATING RESULTS TO FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER.

Our ability to obtain customers for our products depends in significant part upon the perception that our products can help accelerate efforts in drug development. The sale of many of our products typically involves a significant technical evaluation and commitment of capital by customers. Accordingly, the sales cycles of many of our products are lengthy and subject to a number of significant risks that are beyond our control, including customers' budgetary constraints and internal acceptance reviews. Due to this lengthy and unpredictable sales cycle, our revenues could fluctuate significantly from quarter to quarter. In particular, operating results in the first and third quarters have historically been depressed. A large portion of our expenses, including expenses for facilities, equipment and personnel, are relatively fixed. Accordingly, if revenues decline or do not grow as we anticipate, we might not be able to correspondingly reduce our operating expenses. Our failure to achieve our anticipated levels of revenues could significantly harm our operating results for a particular fiscal period. Due to the possibility of fluctuations in our operating results, we believe that quarter-to-quarter comparisons of our operating results are not always a good indication of our future performance.

OUR DIRECT SALES FORCE MAY NOT BE SUFFICIENTLY LARGE OR KNOWLEDGEABLE TO SUCCESSFULLY ADDRESS THE MARKET FOR OUR PRODUCTS.

We sell a major portion of our products through our own sales force. Our future profitability will depend in part on our ability to expand our direct sales and marketing force, which we may not be able to do. Our products are technical in nature. As a result, we believe it is necessary that our direct sales force includes people with scientific backgrounds and expertise. Competition for such employees is intense. We may not be able to attract and retain qualified sales people or be able to build an efficient and effective sales and marketing force. Failure to attract or retain qualified sales people or to build an efficient and effective sales and marketing force could negatively impact sales of our products, thus reducing our revenues and profitability.

FAILURE TO EXPAND OUR INTERNATIONAL SALES AS WE INTEND WOULD REDUCE OUR ABILITY TO BECOME PROFITABLE.

To achieve our sales objectives, we will need to sell a significant number of our products outside of the United States. A successful international effort will require us to expand our direct sales force to conduct international operations and develop relationships with international dealers and distributors. We may not be able to expand our sales force or identify, attract or retain suitable international dealers and distributors. As a result, we may be unsuccessful in our international expansion efforts. Furthermore, expansion into international markets will require us to continue to establish and expand foreign operations and hire additional personnel to run these operations.

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                                                                               9

RISK FACTORS
--------------------------------------------------------------------------------

International operations involve a number of risks and burdens not typically present in domestic operations, including:

+ preferences of certain customers to purchase goods manufactured in their own country or geographic market;

+  difficulties in staffing and managing foreign operations;

+  costs and risks of deploying systems in foreign countries;

+  licenses, tariffs and other trade barriers;

+  changes in regulatory requirements;

+  potentially adverse tax consequences;

+ the burden of complying with a wide variety of complex foreign laws and treaties; and

+  political and economic instability.

Our international operations will also be subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. We cannot predict whether tariffs or restrictions upon the exportation or importation of our products will be implemented by the United States or other countries.

WE MAY LOSE OUR EXCLUSIVE LICENSE TO PROPRIETARY TECHNOLOGY INCORPORATED INTO OUR PRODUCTS.

We have developed some of our products based on proprietary technology originally developed by third parties. We currently have exclusive licenses to use such technology in our products which are subject to termination in certain events. In particular, our license to proprietary technology belonging to Symyx which is incorporated into our Endeavor product is subject to termination at Symyx's or our option upon six months prior notice at any time after December 31, 2000. If our licenses to any such technology, or any similar licenses we may enter into in the future, are terminated we may be unable to continue selling such products and our revenues would decline.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH, WHICH COULD DAMAGE OUR ABILITY TO INCREASE OUR REVENUES AND BECOME PROFITABLE.

Our growth has placed significant demands on our management and other resources. Our future success will depend on our ability to manage our growth, including:

+ continuing to train, motivate, manage and retain our existing employees and to attract and assimilate new employees;

+ manufacturing on a timely basis increasing quantities of current products and new products under development while maintaining product quality;

+ expanding and improving our domestic and international sales and marketing capabilities; and

+ developing and improving our operational, financial, accounting and other internal systems and controls consistent with our pace of growth.

If we are unable to manage our growth, our ability to increase our revenues and become profitable could be damaged.

--------------------------------------------------------------------------------
 10

RISK FACTORS
--------------------------------------------------------------------------------

WE ARE HIGHLY DEPENDENT ON THE PRINCIPAL MEMBERS OF OUR MANAGEMENT TEAM AND OTHER KEY EMPLOYEES AND ON OUR ABILITY TO RECRUIT ADDITIONAL PERSONNEL.

We are highly dependent on the principal members of our management team and scientific staff. The loss of the services of any of these persons could delay or reduce our product development and commercialization efforts. None of the principal members of our management team or our scientific staff have entered into employment agreements with us. In addition, we will require additional personnel in the areas of chemistry research, product development, manufacturing and marketing, and finance and administration. In particular, it is difficult to attract and retain qualified individuals with the requisite experience in chemistry. We are currently searching for a Chief Financial Officer. We may not be able to attract and retain the requisite personnel, which could seriously harm our ability to manage our business.

IF WE NEED BUT ARE UNABLE TO OBTAIN ADDITIONAL FUNDING TO SUPPORT OUR OPERATIONS, WE WOULD HAVE TO REDUCE OR CEASE OPERATIONS OR ATTEMPT TO SELL ALL OR A PART OF OUR OPERATIONS.

We anticipate that our existing cash and cash equivalents, together with the net proceeds of this offering, will be sufficient to fund our currently planned operations through at least May 2002. However, this expectation is based on our current operating plan, which could change as a result of many factors, and we could require additional funding sooner than anticipated. To the extent our capital resources are insufficient to meet our future capital requirements, we will have to raise additional funds to continue the development and commercialization of our products. Funds may not be available on favorable terms, if at all. To the extent that we raise additional capital through the sale of equity, the issuance of those securities could result in dilution to our stockholders. Moreover, incurring debt financing could result in a substantial portion of our operating cash flow being dedicated to the payment of principal and interest on such indebtedness, could render us more vulnerable to competitive pressures and economic downturns and could impose restrictions on our operations. If adequate funds are not available, we may be required to curtail operations significantly.

BECAUSE WE HAVE LIMITED SOURCES OF PRODUCTION AND SUPPLIERS, OUR ABILITY TO PRODUCE AND SUPPLY OUR PRODUCTS COULD BE IMPAIRED.

We outsource most of the assembly of our products to vendors. Our reliance on our outside vendors exposes us to risks including:

+ the possibility that one or more of our vendors could terminate their services at any time without notice;

+ reduced control over pricing, quality and timely delivery, due to the difficulties in switching to alternative vendors; and

+ the potential delays and expenses of seeking alternative sources of manufacturing services.

Consequently, in the event that components from our suppliers or work performed by our vendors are delayed or interrupted for any reason, our ability to produce and supply our products could be impaired.

IF WE CANNOT PROVIDE QUALITY CUSTOMER SERVICE, WE COULD LOSE CUSTOMERS AND OUR OPERATING RESULTS COULD SUFFER.

The introduction of our products to new customers and the ongoing customer support for installed products can be complex. Accordingly, we need highly trained customer support and technical personnel. Our inability to attract, train or retain the number of highly qualified customer support and technical services personnel that our business needs may cause our customer relations to suffer. We are

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

currently expanding these areas and will need to increase our staff further to support expected growth. Hiring customer support and technical personnel is very competitive in our industry. There are a limited number of people available with the necessary technical skills and understanding of our products.

IF WE MAKE ANY ACQUISITIONS, WE WILL INCUR A VARIETY OF COSTS AND MAY NEVER REALIZE THE ANTICIPATED BENEFITS.

We may attempt to acquire businesses, technologies, services or products that we believe are a strategic fit with our business. We currently have no commitments or agreements with respect to any material acquisitions. Integrating any acquired business, technology, service or product with our existing operations may result in operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we may never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets.

WE MAY LOSE MONEY WHEN WE EXCHANGE FOREIGN CURRENCY RECEIVED FROM INTERNATIONAL SALES INTO U.S. DOLLARS.

A portion of our business is conducted in currencies other than the U.S. dollar. We recognize foreign currency gains or losses arising from our operations in the period incurred. As a result, currency fluctuations between the U.S. dollar and the currencies in which we do business will cause us to incur foreign currency translation gains and losses. We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposure and the potential volatility of currency exchange rates. We do not currently engage in foreign exchange hedging transactions to manage the risk of our foreign currency exposure.

RISKS RELATED TO OPERATING IN OUR INDUSTRY

THE LIFE SCIENCES INDUSTRY IS HIGHLY COMPETITIVE AND SUBJECT TO RAPID TECHNOLOGICAL CHANGE, AND WE MAY NOT HAVE THE RESOURCES NECESSARY TO SUCCESSFULLY COMPETE.

We compete with companies in the United States and abroad that are engaged in the development and production of similar products. We face competition primarily from the following three sectors:

+ companies marketing conventional products based on traditional chemistry methodologies;

+  pharmaceutical companies developing their own instruments; and

+ companies marketing products based upon parallel synthesis and other innovative technologies.

Many of our competitors have access to greater financial, technical, research, marketing, sales, distribution, service and other resources than we do. We face, and will continue to face, intense competition from organizations serving the life sciences industry that are developing or marketing competing products and technologies. These organizations may develop products or technologies that are superior to our products or technologies in terms of performance, cost or both.

We may need to develop new applications for our products to remain competitive. Our present or future products could be rendered obsolete or uneconomical by technological advances by one or more of our current or future competitors. In addition, the introduction or announcement of new products by us or by others could result in a delay of or decrease in sales of existing products, as customers

--------------------------------------------------------------------------------
 12

RISK FACTORS
--------------------------------------------------------------------------------

evaluate these new products. Our future success will depend on our ability to compete effectively against current technology as well as to respond effectively to technological advances.

OUR SUCCESS WILL DEPEND PARTLY ON OUR ABILITY TO OPERATE WITHOUT INFRINGING ON OR MISAPPROPRIATING THE PROPRIETARY RIGHTS OF OTHERS.

We may be sued for infringing on the intellectual property rights of others. In addition, we may find it necessary, if threatened, to initiate a lawsuit seeking a declaration from a court that we do not infringe on the proprietary rights of others or that their rights are invalid or unenforceable. If we do not prevail in any litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license. Any required license may not be available to us on acceptable terms, or at all. In addition, some licenses may be nonexclusive, and therefore, our competitors may have access to the technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to sell some of our products, which could harm our ability to compete and result in a decline in our revenues.

THE INTELLECTUAL PROPERTY RIGHTS WE RELY UPON TO PROTECT THE TECHNOLOGY UNDERLYING OUR PRODUCTS MAY NOT BE ADEQUATE, WHICH COULD ENABLE THIRD PARTIES TO USE OUR TECHNOLOGY OR VERY SIMILAR TECHNOLOGY AND COULD REDUCE OUR ABILITY TO COMPETE IN THE MARKET.

Our success will depend on our ability to obtain and enforce patents on our technology and to protect our trade secrets. The patent position of companies like ours generally is highly uncertain and involves complex legal and factual questions. Any patents we own may not afford meaningful protection for our technology and products. Others may challenge our patents and, as a result, our patents could be narrowed, invalidated or rendered unenforceable. In addition, our current and future patent applications may not result in the issuance of patents in the United States or foreign countries. There is a substantial backlog of patent applications at the U.S. Patent and Trademark Office, and the approval or rejection of patent applications may take several years. Moreover, competitors may develop products similar to ours that are not covered by our patents.

We try to protect our unpatented trade secrets by requiring our employees, consultants and advisors to execute confidentiality agreements. However, we cannot guarantee that these agreements will provide us with adequate protection against improper use or disclosure of our trade secrets. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Further, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets. If we are unable to protect our proprietary information and techniques, our ability to exclude certain competitors from the market will be limited.

WE MAY BE INVOLVED IN LAWSUITS TO PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, WHICH MAY BE EXPENSIVE. IF WE LOSE SUCH LAWSUITS, WE MAY LOSE THE BENEFIT OF SOME OF OUR INTELLECTUAL PROPERTY RIGHTS, THE LOSS OF WHICH MAY INHIBIT OR REMOVE OUR ABILITY TO EXCLUDE CERTAIN COMPETITORS FROM THE MARKET.

In order to protect or enforce our patent rights, we may have to initiate legal proceedings against third parties, such as infringement suits or interference proceedings. We may also provoke third parties to assert claims against us, which could invalidate our patents or result in damages to us. Intellectual property litigation is costly, and, even if we prevail, the cost of such litigation could affect our profitability. In addition, litigation is time consuming and could divert management attention and resources away from our business.

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                                                                              13

RISK FACTORS
--------------------------------------------------------------------------------

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE COULD BE VOLATILE, AND YOUR INVESTMENT COULD SUFFER A DECLINE IN VALUE.

The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

+  actual or anticipated variations in quarterly operating results;

+ failure to achieve, or changes in, financial estimates by securities analysts;

+ announcements of new products or services or technological innovations by us or our competitors;

+ conditions or trends in the pharmaceutical, biotechnology and life science industries;

+ announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

+  additions or departures of key personnel;

+  sales of our common stock; and

+ developments regarding our patents or other intellectual property or that of our competitors.

In addition, the stock market in general, and the Nasdaq National Market and the market for technology companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been particular volatility in the market prices of securities of life science companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management's attention and resources.

THERE MAY NOT BE AN ACTIVE, LIQUID TRADING MARKET FOR OUR COMMON STOCK.

Prior to this offering, there has been no public market for our common stock. An active trading market for our common stock may not develop following this offering. You may not be able to sell your shares quickly or at the market price if trading in our stock is not active. The initial public offering price will be determined by negotiations between us and representatives of the underwriters based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market. See "Underwriting" for more information regarding the factors considered in setting the initial public offering price.

OUR PRINCIPAL STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS WILL OWN
APPROXIMATELY     % OF OUR COMMON STOCK, WHICH MAY PREVENT NEW INVESTORS FROM
INFLUENCING CORPORATE DECISIONS.

After this offering, our stockholders who currently own over 5% of our common stock, our directors and executive officers will beneficially own approximately
     % of our outstanding common stock or      % if the underwriters exercise
their over-allotment option in full. These stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of us even if beneficial to our other stockholders. See "Principal stockholders" for additional information on the concentration of ownership of our common stock.

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 14

RISK FACTORS
--------------------------------------------------------------------------------

THE LARGE NUMBER OF SHARES OF OUR COMMON STOCK ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market after the closing of this offering, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future
offerings of common stock. There will be           shares of common stock
outstanding immediately after this offering, or           shares if the
underwriters exercise their over-allotment option in full, based on the number of shares outstanding at March 31, 2000. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as defined in Rule 144 of the Securities Act. The remaining shares of common stock outstanding will be "restricted securities" as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

After this offering, we intend to register approximately           shares of
common stock that are reserved for issuance upon exercise of options granted under our stock option plan. Once we register these shares, they can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates. See "Shares eligible for future sale."

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

The initial public offering price of our common stock is expected to be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering,
you will incur immediate dilution of approximately $          in the pro forma
net tangible book value per share of our common stock from the price per share that you pay for our common stock (based upon an assumed initial public offering
price of $     per share). If the holders of our outstanding options or warrants exercise those options or warrants at prices below the initial public offering price, you will incur further dilution.

BECAUSE IT IS UNLIKELY THAT WE WILL EVER PAY DIVIDENDS, YOU WILL ONLY BE ABLE TO BENEFIT FROM HOLDING OUR STOCK IF THE STOCK PRICE APPRECIATES.

We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. Additionally, under our outstanding credit agreements we are prohibited from declaring or paying dividends without the consent of our lender, Comdisco, Inc.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER AND BYLAWS AND UNDER DELAWARE LAW COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT.

Our certificate of incorporation and bylaws contain provisions that could make it more difficult for a third party to acquire us, even if doing so might be deemed beneficial by our stockholders. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. We are also subject to certain provisions of Delaware law that could delay, deter or prevent a change in control of us. See "Description of capital stock -- Anti-takeover effects of provisions of the certificate of incorporation, bylaws and Delaware law."

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                                                                              15

--------------------------------------------------------------------------------

Forward-looking information

Some of the statements that we make under "Prospectus summary," "Risk factors," "Management's discussion and analysis of financial condition and results of operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any of our forward-looking statements. Some of these factors are listed under "Risk factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of those statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

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 16

--------------------------------------------------------------------------------

Use of proceeds

We estimate that the net proceeds from the sale of the shares of common stock we
are offering will be approximately $          million at an assumed initial
public offering price of $     per share after deducting the underwriting
discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds
will be approximately $          million.

We currently intend to use the net proceeds of this offering to fund expansion of our operations, including continued development and manufacturing of existing products and research and development of additional products, expanding our facilities to be able to meet the needs of our growing business, repayment of debt and for other working capital and general corporate purposes. Although we have no current plans, agreements or commitments with respect to any acquisition, we may, if the opportunity arises, use a portion of the net proceeds to acquire or invest in products, technologies or companies. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the growth of our business. Our management may spend the proceeds from this offering in ways that the stockholders may not deem desirable.

Until we use the net proceeds of this offering for the above purposes, we intend to invest the funds in short-term, investment grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

Dividend policy

We have never declared or paid any cash dividends on our capital stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Additionally, under our outstanding credit agreements we are prohibited from declaring dividends without the consent of our lender, Comdisco, Inc. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made in the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board of directors may deem relevant.

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                                                                              17

--------------------------------------------------------------------------------

Capitalization

The following table sets forth our capitalization as of March 31, 2000:

+  on an actual basis;

+ on a pro forma basis to give effect to the automatic conversion of all of our outstanding shares of preferred stock into 11,339,268 shares of common stock upon the closing of this offering; and

+  on a pro forma as adjusted basis to give effect to the sale of the shares of common stock offered by this prospectus at an assumed
   initial public offering price of $     per share and the receipt of the net
   proceeds of the offering.

                                                                      MARCH 31, 2000
                                                                       (UNAUDITED)
                                                                                     PRO FORMA
                                                            ACTUAL     PRO FORMA    AS ADJUSTED
-----------------------------------------------------------------------------------------------
                                                             (In thousands, except share and
                                                                    per share amounts)
Long-term obligations, less current portion..............  $  1,652    $  1,652      $  1,652
                                                           --------    --------      --------
Stockholders' equity:
  Convertible preferred stock, $0.0001 par value;
     26,200,000 shares authorized, actual;
     shares authorized,           pro forma and pro forma
     as adjusted; 11,339,268 shares issued and
     outstanding, actual; none issued and outstanding pro
     forma and pro forma as adjusted.....................         1          --
  Common stock, $0.0001 par value; 32,200,000 shares
     authorized, actual;           pro forma and pro
     forma as adjusted; 2,746,521 shares issued and
     outstanding, actual; 14,085,789 shares issued and
     outstanding, pro forma and           shares issued
     and outstanding, pro forma as adjusted..............        --           1
  Additional paid-in capital.............................    39,759      39,759
  Deferred stock compensation............................    (3,147)     (3,147)       (3,147)
  Accumulated deficit....................................   (28,935)    (28,935)      (28,935)
  Accumulated other comprehensive income (loss)..........       (26)        (26)          (26)
                                                           --------    --------      --------
          Total stockholders' equity.....................     7,652       7,652
                                                           --------    --------      --------
          Total capitalization...........................  $  9,304    $  9,304      $
                                                           ========    ========      ========

The table above does not include:

+ 2,005,589 shares of common stock issuable upon exercise of options outstanding at a weighted-average exercise price of $0.67 per share,

+ 141,665 shares issuable upon exercise of warrants at a weighted-average exercise price of $4.31 per share; and

+ a total of 3,138,697 shares available for future grant under our 1995 Incentive Stock Plan, 2000 Incentive Stock Plan and 2000 Employee Stock Purchase Plan.

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

--------------------------------------------------------------------------------

Dilution

Our pro forma net tangible book value as of March 31, 2000, was approximately $7.7 million, or $0.54 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to the automatic conversion of our preferred stock outstanding as of March 31, 2000, into 11,339,268 shares of our common stock.

Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately afterwards, after giving effect to the
sale of           shares in this offering at an assumed initial offering price
of $     per share and after deducting underwriting discounts and commissions and offering expenses. This represents an immediate increase in pro forma net
tangible book value of $     per share to existing stockholders and an immediate
dilution in pro forma net tangible book value of $     per share to new
investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............
  Pro forma net tangible book value per share as of March
     31, 2000...............................................
  Increase attributable to new investors....................
Pro forma net tangible book value per share after the
  offering..................................................
Dilution per share to new investors.........................            $
                                                                        ======

The following table summarizes, on a pro forma basis as of March 31, 2000, after giving effect to this offering, the total number of shares of common stock purchased from us and the total consideration and the average price per share paid by existing stockholders and by new investors:

                                      SHARES PURCHASED       TOTAL CONSIDERATION    AVERAGE PRICE
                                   NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
-------------------------------------------------------------------------------------------------
Existing stockholders..........                     %     $                   %        $
New investors..................
                                 ----------      ---      -----------      ---
     Total.....................                     %     $                   %
                                 ==========      ===      ===========      ===

After this offering and assuming the exercise in full of all options and warrants outstanding and exercisable as of March 31, 2000, the average price per
share of existing stockholders would be reduced by $     per share to be $
per share.

After this offering and assuming the exercise in full of all options and warrants outstanding and exercisable as of March 31, 2000, our pro forma net
tangible book value per share as of March 31, 2000 would be $     per share,
representing an immediate increase in net tangible book value of $     per share
to existing stockholders and an immediate dilution in net tangible book value of
$     per share to new investors.

If the underwriters exercise their over-allotment option in full, the following will occur:

+  the percentage of shares of our common stock held by existing stockholders
   will decrease to approximately      % of the total number of shares of our
   common stock outstanding after this offering;

+  the number of shares of our common stock held by new public investors will
   increase to           , or approximately      % of the total number of shares
   of our common stock outstanding after this offering; and

+  our pro forma net tangible book value will increase to $     per share to
   existing stockholders and our pro forma net tangible book value will be
   diluted by $     per share to new investors.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Selected financial data

The following selected financial data should be read in conjunction with the consolidated financial statements and the notes to such statements and "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data as of December 31, 1998, and 1999, are derived from our consolidated financial statements which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The statement of operations data for the period from inception (November 10, 1994) to December 31, 1995 and the year ended December 31, 1996, and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from audited consolidated financial statements not included in this prospectus. The statement of operations data for the three months ended March 31, 1999 and 2000 and balance sheet data as of March 31, 2000 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

The pro forma net loss per share and shares used in computing pro forma net loss per share are calculated as if all of our convertible preferred stock was converted into shares of our common stock on the date of their issuance.

                                      PERIOD FROM
                                       INCEPTION
                                     (NOVEMBER 10,                                             THREE MONTHS
                                       1994) TO                                                    ENDED
                                     DECEMBER 31,           YEAR ENDED DECEMBER 31,              MARCH 31,
                                     -------------   -------------------------------------      (UNAUDITED)
   STATEMENT OF OPERATIONS DATA          1995         1996      1997      1998      1999      1999      2000
--------------------------------------------------------------------------------------------------------------
                                                       (In thousands, except per share data)
Net sales..........................     $    --      $ 2,305   $ 5,826   $12,076   $10,558   $ 2,981   $ 3,564
Costs and expenses:
  Costs of sales...................          --        1,183     3,155     5,608     4,689     1,241     1,399
  Research and development.........       1,987        4,056     4,292     4,922     4,180       975     1,261
  Selling, general and
    administrative.................         847        2,127     4,795     7,108     9,125     1,990     2,931
                                        -------      -------   -------   -------   -------   -------   -------
Total costs and expenses...........       2,834        7,366    12,242    17,638    17,994     4,206     5,591
                                        -------      -------   -------   -------   -------   -------   -------
Loss from operations...............      (2,834)      (5,061)   (6,416)   (5,562)   (7,436)   (1,225)   (2,027)
Interest and other income
  (expenses), net..................         217          219       216       (94)     (167)     (172)       10
                                        -------      -------   -------   -------   -------   -------   -------
Net loss...........................     $(2,617)     $(4,842)  $(6,200)  $(5,656)  $(7,603)  $(1,397)  $(2,017)
                                        =======      =======   =======   =======   =======   =======   =======
Net loss per share, basic and
  diluted..........................     $ (5.09)     $ (3.69)  $ (3.97)  $ (2.91)  $ (3.12)  $ (0.60)  $ (0.76)
                                        =======      =======   =======   =======   =======   =======   =======
Weighted-average shares used in
  computing net loss per share,
  basic and diluted................         514        1,311     1,560     1,943     2,434     2,326     2,671
Pro forma net loss per share, basic
  and diluted......................                                                $ (0.59)            $ (0.14)
                                                                                   =======             =======
Weighted-average shares used in
  computing pro forma net loss per
  share, basic and diluted.........                                                 12,799              14,010

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SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

                                                              DECEMBER 31,
                                           --------------------------------------------------    MARCH 31,
                                            1995      1996       1997       1998       1999        2000
           BALANCE SHEET DATA                                                                   (UNAUDITED)
-----------------------------------------------------------------------------------------------------------
                                                                                (In thousands
Cash, cash equivalents and short-term
  investments............................  $ 3,213   $ 6,680   $  7,664   $  2,261   $ 11,073    $  9,137
Working capital..........................    1,767     5,910      6,559      3,115      9,061       7,305
Total assets.............................    3,999     9,831     11,948      9,363     19,080      16,510
Long-term obligations, less current
  portion................................      511       608      1,844      4,147      1,859       1,652
Accumulated deficit......................   (2,617)   (7,459)   (13,659)   (19,315)   (26,918)    (28,935)
Total stockholders' equity...............    2,022     6,657      6,364        865      9,048       7,652

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Management's discussion and analysis of financial condition and results of operations

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under "Risk factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Since our inception, we have incurred significant losses and, as of March 31, 2000, we had an accumulated deficit of $28.9 million. We anticipate incurring additional losses, which may increase, for the foreseeable future.

We derive revenues primarily from the sale of our instrument products. We commenced commercial shipment of our first generation instrument, the Nautilus, in 1996, the Quest product line in 1997, the Trident product line in 1998 and the Surveyor and the Endeavor in 2000. Revenue from sales of our instrument products is recognized when delivery and installation of the product is complete. We also derive revenues from the sale of reagents and other instrument related consumables.

Our expenses have consisted primarily of costs incurred in research and development, manufacturing and general and administrative costs associated with our operations, and the expansion of our sales and marketing organization. We expect our research and development expenses to increase in the future as we continue to develop our products. Our selling and marketing expenses are expected to increase as we continue to expand the geographic coverage of our direct sales and support organization. Our general and administrative expenses are expected to increase as we expand our facilities and assume the obligations of a public reporting company.

We have recorded deferred stock compensation in connection with the grant of stock options to employees. Deferred stock compensation is the difference between the deemed fair value of our common stock for financial reporting purposes on the date such options were granted and their exercise price. We have also recorded stock compensation for options granted to consultants in accordance with Statement of Financial Accounting Standards No. 123. The options granted to consultants are periodically remeasured as they vest, in accordance with Emerging Issues Task Force No. 96-18.

We recorded deferred stock compensation of approximately $3.8 million in the year ended December 31, 1999 and approximately $540,000 in the period ended March 31, 2000. These amounts were recorded as a component of stockholders' equity and are being amortized as charges to operations over the vesting periods of the options, generally four years, using the graded vesting method. We recorded amortization of deferred stock compensation of approximately $653,000 in the year ended December 31, 1999 and approximately $499,000 in the period ended March 31, 2000. For options granted to employees through March 31, 2000, we expect to record amortization of deferred stock compensation as follows: approximately $1.2 million for the remainder of 2000; approximately $975,000 in 2001; approximately $563,000 in 2002; approximately $287,000 in 2003;
approximately $80,000 in 2004; and approximately $1,000 in 2005. We may record additional deferred stock compensation expense if we grant additional options below the deemed fair value of our common stock.

We have a limited history of operations. We anticipate that our quarterly results of operations will fluctuate for the foreseeable future due to several factors, including market evaluation and acceptance

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
--------------------------------------------------------------------------------

of our current and new products, which may result in a lengthy sales cycle, patent conflicts, the introduction of new products by our competitors, the timing and extent of our research and development efforts, and the timing of significant orders. Our limited history makes accurate predictions of future operations difficult.

RESULTS OF OPERATIONS

QUARTERS ENDED MARCH 31, 2000 AND 1999

NET SALES
Net sales in the first quarter of 2000 increased to $3.6 million from $3.0 million in the same period of 1999. The increase was due to slightly higher sales in both instruments and chemistry products. The increase in instrument sales was due to higher sales of the Quest product line, a full quarter's impact of our FirstMate, offset by lower sales of Trident related products. Also in the first quarter of 2000, we recognized revenue from the sale of our first unit of our Surveyor product.

COST OF SALES
Cost of sales increased to $1.4 million in the first quarter of 2000 from $1.2 million in the first quarter of 1999. The increase was primarily due to higher sales volume.

RESEARCH AND DEVELOPMENT EXPENSES
Research and development expenses increased to $1.3 million in the first quarter of 2000 from $1.0 million in the same period of 1999. These expenses include salaries and related costs of research and development personnel as well as the cost of parts and supplies associated with research and development projects. Personnel levels remained relatively constant in both periods and the increase of $300,000 was primarily attributable to amortization of the deferred stock compensation recorded in 1999 and the first quarter of 2000.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses increased to $2.9 million in the first quarter of 2000 from $2.0 million in the first quarter of 1999. These expenses consist primarily of salaries and related costs for executive, sales and marketing, finance and other administrative personnel and the cost of facilities. The increase was attributable to the further expansion of our direct sales force in the United States and Europe and also due to amortization of the deferred stock compensation recorded in 1999 and the first quarter of 2000.

INTEREST AND OTHER INCOME (EXPENSES), NET
Interest and other income (expenses), net, increased to $10,000 in the first quarter of 2000 from $(172,000) in the same period of 1999. The increase was primarily due to interest income generated from the investment of proceeds of our Series D preferred stock financing in May 1999.

YEARS ENDED DECEMBER 31, 1999 AND 1998

NET SALES
Net sales in 1999 were $10.6 million versus $12.1 million in 1998. The decrease in our net sales is primarily the result of lower Quest sales, the discontinuation of our first product, the Nautilus, in the first quarter of 1999, and a change in our product sales strategy to include installation in the selling

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
--------------------------------------------------------------------------------

price of certain instrument products, resulting in a delay in revenue recognition, partially offset by higher sales for the Trident product line.

COST OF SALES
Cost of sales decreased to $4.7 million in 1999 from $5.6 million in 1998. This decrease was primarily due to lower sales volume.

RESEARCH AND DEVELOPMENT EXPENSES
Research and development expenses decreased to $4.2 million in 1999 from $4.9 million in 1998. These expenses include salaries and related costs of research and development personnel as well as the costs of parts and supplies associated with research and development projects. Personnel levels and related expenses remained relatively constant during both periods. The $700,000 decrease in research and development expenses is primarily attributable to the timing of the cost of parts and components associated with specific research and development projects. During 1998, the major focus of the research and development group was on the Trident product line. During 1999, the research and development group focused on several projects which were at earlier stages of development. This resulted in a decrease in parts and supplies associated with the research.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses increased to $9.1 million in 1999 from $7.1 million in 1998. These expenses consist primarily of salaries and related costs for executive, sales and marketing, finance and other administrative personnel and the costs of facilities. The increase was attributable to further expansion of our direct sales force in the United States and Europe and the recruitment and placement of a general manager for our Japanese subsidiary during 1999.

INTEREST AND OTHER INCOME (EXPENSES), NET
Net interest expense increased to $167,000 in 1999 from $94,000 in 1998. The increase was primarily attributable to the interest expense for the additional debt incurred on our equipment and accounts receivable financing loans.

INCOME TAXES
As of December 31, 1999, we had federal net operating loss and research credit carryforwards of approximately $23.0 million and $600,000, respectively, which expire on various dates between 2010 and 2019. We also had state net operating loss carryforwards of approximately $7.4 million and research credit carryforwards of approximately $500,000. The state net operating loss will expire on various dates between 2003 and 2004. The state research credits will not expire.

Utilization of the net operating losses may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

YEARS ENDED DECEMBER 31, 1998 AND 1997

NET SALES
Net sales increased to $12.1 million in 1998 from $5.8 million in 1997. The increase in revenue is primarily attributable to increased U.S. sales of our Quest product line, which was introduced in the last quarter of 1997.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
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COST OF SALES
Cost of sales increased to $5.6 million in 1998 from $3.2 million in 1997. The increase is attributed to the increase in product sales over the period.

RESEARCH AND DEVELOPMENT EXPENSES
Research and development expenses increased to $4.9 million in 1998 from $4.3 million in 1997. These expenses include salaries and related costs of research and development personnel as well as the costs of parts and supplies associated with research and development projects. The increase in research and development expense is attributable to the timing of the cost of parts and components associated with specific research and development projects. During 1998 there was an increase in the parts and supplies associated with the research and development projects. Personnel levels and related expenses remained constant during both periods.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses increased to $7.1 million in 1998 from $4.8 million in 1997. These expenses consist primarily of salaries and related costs for executive, sales and marketing, finance and other administrative personnel and the costs of facilities. The increase was attributable to establishment of our wholly owned subsidiary in Japan, a management change in our European office, and further expansion of our direct sales force in the United States and Europe. Additionally, we introduced several new products in 1998, which resulted in an increase in marketing activities such as industry trade shows, advertising and collateral.

INTEREST AND OTHER INCOME (EXPENSE), NET
Interest income and other income (expense), net, was $(94,000) in 1998 compared to $216,000 in 1997. This decrease in interest income was primarily attributable to the utilization of funds for operations in 1998, where previously the funds were used for investment purposes, and the interest expense associated with the debt incurred on our equipment and accounts receivable financing.

LIQUIDITY AND CAPITAL RESOURCES

We have funded our operations principally with approximately $35 million of private equity financings that came from a series of preferred stock offerings from 1995 through 1999 as follows:

                                                                       NUMBER
                           ISSUE                              YEAR    OF SHARES    AMOUNT
                                                                            (In thousands,
                                                                              except share
                                                                                  amounts)
------------------------------------------------------------------------------------------
Preferred Stock, Series A...................................  1995    4,627,500    $ 4,628
Preferred Stock, Series B...................................  1996    2,923,073      9,500
Preferred Stock, Series C...................................  1997    1,180,000      5,900
Preferred Stock, Series D...................................  1999    2,608,695     15,000
                                                                                   -------
                                                                                   $35,028
                                                                                   =======

Each share of Series A, B, C and D preferred stock is convertible into one share of our common stock.

In addition, we have various loan agreements with Comdisco, Inc. for loan facilities of up to $9.5 million. Through March 31, 2000, we have drawn down approximately $5.5 million against these facilities and we had approximately $4.0 million available for future draw downs. The loans are secured by our assets, subordinated to institutional creditors and bear interest at rates ranging from 10% to 12.5%. Under the terms of certain of the loan agreements, we are required to issue to Comdisco, Inc. warrants to purchase shares of our Series C preferred stock upon signing of the

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
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agreement and certain draw down limits. At March 31, 2000, we had issued to
Comdisco, Inc. warrants to purchase an aggregate of 91,665 shares of our Series C preferred stock.

Net cash used in operating activities was $5.9 million in 1997, $7.3 million in 1998, $5.4 million in 1999 and $1.3 million in the three months ended March 31, 2000. Cash used in operating activities was attributable primarily to net losses, after adjustments for non-cash items, and working capital requirements.

Net cash provided by (used in) investing activities was $(1.3 million) in 1997, $567,000 in 1998, $(6.8 million) in 1999 and $655,000 in the three months ended March 31, 2000. Our investing activities consisted principally of capital expenditures and purchases and sales of our short-term investments.

Net cash provided by (used in) financing activities was $7.2 million in 1997, $2.3 million in 1998, $14.9 million in 1999 and $(339,000) in the three months ended March 31, 2000. Our financing activities consisted principally of draw-downs on our loan facilities to finance our operations, repayments of our loan and capital lease obligations and proceeds from the sale of our convertible preferred stock.

We expect to have negative cash flow from operations through at least 2000. However, we expect to incur increasing development expenses, as well as expenses for additional personnel for production and commercialization efforts, and we may never generate positive cash flows. Our future capital requirements depend on a number of factors, including market acceptance of our products, the resources we devote to developing and supporting our products, continued progress of our research and development of potential products, the need to acquire licenses to new technology and the availability of other financing. We believe that our current cash balances, together with the net proceeds of this offering and revenue to be derived from product sales and research and development collaborations will be sufficient to fund our operations at least through the next 24 months. To the extent our capital resources are insufficient to meet future capital requirements, we will need to raise additional capital or incur indebtedness to fund our operations. There can be no assurance that additional debt or equity financing will be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate, our operations or obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain technologies or products that we might otherwise seek to retain.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK
Our exposure to interest rate risk is related to our investment portfolio and our borrowings. Fixed rate investments and borrowings may have their fair market value adversely impacted from changes in interest rates. Floating rate investments may produce less income than expected if interest rates fall, and floating rate borrowings will lead to additional interest expense if interest rates increase. Due in part to these factors, our future investment income may fall short of expectations, and our interest expense may be above our expectations due to changes in U.S. interest rates. Further, we may suffer losses in investment principal if we are forced to sell securities that have declined in market value due to changes in interest rates.

We invest our excess cash in debt instruments of the U.S. government and its agencies, and in debt instruments of high quality corporate issuers. Due to the short term nature of these investments, we have assessed that there is no material exposure to interest rate risk arising from our investments.

We enter into loan arrangements with financial institutions when available on favorable terms. At March 31, 2000, we had institutional borrowings of $4.1 million outstanding, which bear interest at

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
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rates ranging from 10% to 12.5%. We have determined that there is no material exposure to interest rate risk arising from these borrowings. Under the terms of these loan arrangements, the Company is prohibited from declaring dividends without the consent of the financial institution.

FOREIGN CURRENCY RISK
As we have operations and sales outside of the United States, our financial results can be affected by changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we operate. To date, our foreign operations and sales have not been significant to our results of operations and financial condition.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income. In June 1999, FASB issued Statement of Financial Accounting Standards No. 137, which defers the effective date of SFAS No. 133 to years beginning after June 15, 2000. We do not expect that the adoption of SFAS No. 133 will have a material impact on results and operations or financial condition.

In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which provides guidance on the revenue recognition. We have adopted this guidance in our consolidated financial statements.

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Business

OVERVIEW

We are a pioneer in the development, manufacturing and marketing of innovative products that enable chemists to use high speed parallel synthesis for the development of new drugs. Parallel synthesis is a process by which chemists create multiple compounds. Our products include a variety of parallel chemical synthesizers and reagents. Our products enable chemists to increase their productivity, accelerate the drug development process and reduce costs. Currently, our products are used for chemistry development by chemists in the pharmaceutical, biotechnology, life sciences and chemical research fields worldwide.

Advances in the drug discovery process have resulted in a significant increase in the number of new tools and targets for the development of new drugs, or drug targets. However, unlike drug discovery, drug development lacks the technological advances and automation that would allow efficient utilization of new targets. As a result, many companies are seeking innovative and cost-effective tools and technologies that would be used to explore the increasing number of targets for the potential development of new drugs. Our instruments enable parallel synthesis and automate many of the most labor-intensive steps of chemistry development. Through automation, chemists are able to perform multiple experiments under a variety of conditions in a fraction of the time it would take to perform the same experiments using traditional chemistry development methods. We believe that our products will enable companies to develop new drugs in a more productive, faster and more cost-effective manner than by using traditional chemistry development methods. Therefore companies, through the use of our products, may capitalize on the wealth of potential new drug targets being generated by the drug discovery process.

We began marketing our first product in 1996. Currently, we have eight instrument product offerings and more than 40 reagent product offerings. Through March 31, 2000, we have sold our products to more than 545 customers in the pharmaceutical, biotechnology, life sciences and chemical research industries and have placed more than 640 instruments worldwide. In addition, we have a track record of quickly and effectively developing solutions to our customers' problems. In order to ensure that our products meet the specific needs of chemists throughout the research community, we have formed formal consortia and informal relationships with teams of industry leaders and academic institutions for each of our instruments released to date. Through this process we have developed innovative products that have extensive customer input, validation and testing prior to commercial introduction.

INDUSTRY

BACKGROUND

The life sciences research industry is undergoing fundamental change resulting principally from the explosive growth in gene discovery and the increasing demand for greater efficiency in the drug discovery and development process. Industry experts estimate that in the year 2000 the life sciences research industry will spend more than $70 billion on drug discovery research and development. Advances in genomics, combinatorial chemistry and high throughput screening have significantly enhanced the discovery process. Genomics, the mapping of the human DNA sequence and the study of the role genes play in disease, is creating an unprecedented wealth of information concerning potential drug targets. Industry sources estimate that sequencing of the human genome will provide an estimated 3,000 to 10,000 relevant new drug targets over the next ten years, compared to the approximately 500

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targets that have been explored thus far. Combinatorial chemistry is the rapid synthesis of large collections of potential drug candidates. Through combinatorial chemistry, chemists can generate chemical collections, or libraries, consisting of millions of compounds that researchers can screen against drug targets through the use of high throughput screening technologies. Chemists have been able to make these advances in drug discovery by using new tools that simplify, automate and accelerate the drug discovery process. Through widespread use of these tools chemists are discovering a large number of new drug candidates that are ready for the drug development process. However, the pharmaceutical industry does not have sufficient tools and resources to fully exploit the opportunities presented by advances in drug discovery due to the technological limitations of traditional drug development, or chemistry development.

DRUG DISCOVERY AND DEVELOPMENT

Although the drug discovery and development process involves a number of steps, it can best be understood in the context of two phases:

+ DISCOVERY PHASE. Discovery is the process by which drug targets identified through biology, including genomics and proteomics, the study of protein function, are developed into biological screens by chemists. Then, the millions of compounds produced by combinatorial chemistry are tested using high throughput biological screens to identify possible drug candidates.

+ DEVELOPMENT PHASE. Development is the process in which pharmacological, pharmacokinetic and safety properties of a drug are optimized by chemists for human testing and approval. Pharmacological properties are the measure of a drug's potency with respect to a specific drug target. The pharmacokinetic properties of a drug are the extent to which the drug remains available in the body for interaction with the target. Safety is a measure of a drug's toxicity to humans. The development phase can be further broken down into three stages:

     + LEAD OPTIMIZATION. Lead optimization is the process used by chemists to evaluate the hundreds of drug candidates that may emerge from the discovery phase. Chemists perform successive rounds of chemical syntheses to create numerous variants of the drug candidates to find compounds likely to have appropriate drug properties. Chemists then optimize the compounds for their biological potency, thus creating lead compounds.

     + PRE-CLINICAL DEVELOPMENT. Pre-clinical development is the process by which chemists further refine a limited number of lead compounds into clinical drug candidates by application of additional chemistry methodologies. During this process, chemists make relatively small changes to the compounds in order to optimize their safety and pharmacokinetic properties.

     + CLINICAL DEVELOPMENT. Clinical development is the process in which chemists test clinical candidates in humans to demonstrate their safety and effectiveness, or efficacy. The successful outcome of clinical trials may result in regulatory approval to commercialize the new drug product. During this time period, chemists optimize the method of compound synthesis prior to commencement of large scale manufacturing of the drug.

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The following figure illustrates the drug discovery and development timeline:

                                   [GRAPHIC]

TRADITIONAL CHEMISTRY METHODS FOR DRUG DEVELOPMENT

Chemists typically employ traditional methods in their drug development efforts. Utilizing traditional methods of chemical synthesis, a chemist performs a series of chemical reactions, or transformations, until the desired compound is obtained. Each synthetic transformation is generally achieved in a four-part process:

SET-UP AND EXECUTION OF REACTION
The first step undertaken by a chemist using chemical synthesis is building a reaction apparatus. Chemists often construct the apparatus using a variety of traditional laboratory components depending on the type of chemistry they are performing. The chemist uses the apparatus to combine chemicals, reagents and solutions, which the chemist will often heat or cool to specified temperatures under air and moisture-free, or inert, conditions. The chemist then monitors reactions over time to determine reaction progress. In chemistry development, the assembly of a specific apparatus and the periodic addition of chemicals can often be very complicated and time-consuming depending on the complexity of the desired reaction. In addition, although some reactions occur very quickly, others can take hours, or even days to complete, and involve frequent monitoring.

PRODUCT WORK-UP
The second step in chemical synthesis is product work-up by the chemist. Once the chemist determines that a reaction has proceeded to completion, the chemist subjects the reaction mixture to an extensive reaction work-up. During the work-up the chemist stops the reaction and carries out an initial cleanup of the reaction mixture prior to purification. The chemist performs a series of washes with a variety of

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solvents, a drying process and a filtration process during the work-up. The chemist usually takes several hours to complete this labor-intensive work-up process.

PRODUCT PURIFICATION
The third step in chemical synthesis is product purification by the chemist. During this step, the chemist isolates the desired product from its starting materials and various byproducts. Product purification is an integral step in chemical synthesis due to the fact that impurities may interfere in the next chemical transformation by masking a drug's potency and toxicity. Chemists typically utilize large volumes of multiple solvents during the purification process. This step often takes days to complete.

PRODUCT ANALYSIS
The final step in chemical synthesis is product analysis. In this step, the chemist confirms that the desired drug has been synthesized and isolated before submitting the compound for biological testing. Analysis requires a large amount of data collection and is labor-intensive.

Chemists must repeat this laborious, four-step process until the desired compound is obtained. The synthesis of a particular compound could take months and even years to complete before researchers can determine whether the compound has the desired drug properties.

LIMITATIONS OF EXISTING DRUG DEVELOPMENT TECHNOLOGIES

Traditional chemistry development methods have the following limitations:

+ LIMITED PRODUCTIVITY. Traditional methods are time consuming, inefficient and labor-intensive. Industry sources estimate that chemists currently synthesize an average of 100 compounds per year. Since it is not economically feasible for pharmaceutical companies to increase chemistry headcount to the extent necessary to take advantage of the thousands of expected drug targets, we believe that throughput in the development phase must increase dramatically.

+ LONG DRUG DEVELOPMENT TIMELINES. Traditional methods require chemists to synthesize compounds one at a time in an inefficient, sequential process. This results in long drug development timelines, which delay product commercialization and reduce the commercial value of the exclusivity period provided by patent protection.

+ HIGH COST. Traditional methods are expensive due to the time and labor required of a chemist to produce a single compound. In addition, companies utilizing the traditional methods incur the costs associated with the high volumes of solvents and chemicals utilized and the expense associated with their disposal.

+ HIGH DRUG CANDIDATE FAILURES. Traditional methods limit the number of compounds synthesized, which can lead to the selection of sub-optimal drug candidates, often resulting in drug candidate failures. These failures greatly increase the average length of time and cost required to bring a specific drug to market. If a drug candidate fails during clinical trials, a company must incur the time and expense of repeating all of the development steps or face abandoning the project altogether. The cost of a failed candidate increases significantly as it progresses to later stages of the development process.

+ LACK OF FLEXIBILITY. To date, chemists have lacked flexible tools and systems to easily perform the wide variety of complex experiments required for chemistry development. Instead, chemists have had to repeatedly assemble various components into complicated systems.

+ DIFFICULT TO USE. The steps required to put together an apparatus and perform the reaction, work-up, purification and data analysis are difficult to execute. Therefore, many of these complex chemistries require skilled chemists with many years of training.

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These limitations restrict the ability of pharmaceutical companies to fully capitalize on the large number of new drug candidates resulting from the significant technical advances in drug discovery. In order to take advantage of these advances, we believe that pharmaceutical and life science companies will need to increase productivity, shorten the drug development process and reduce costs. We believe that these objectives will only be achieved through advances and innovations in chemistry development technologies and tools.

THE ARGONAUT SOLUTION

We design, manufacture and market instruments and reagents that increase the productivity of chemists, thereby accelerating the drug development process. Our products enable the rapid synthesis of a wide range of compounds at a reduced cost. We design and develop products using extensive customer assessment, validation and testing. We intend to promote our products as the laboratory standard for chemists and the industry standard for companies seeking more efficient methods of addressing their increasing drug development needs. We believe our technology provides the following key benefits over current chemistry development methods:

INCREASED PRODUCTIVITY
Our systems are designed to simultaneously synthesize many distinct compounds by automating many of the labor-intensive aspects of the experiments. Our systems allow a chemist to save significant time and effort while performing a greater number of experiments. A chemist, using the traditional approach of performing one reaction at a time, can create approximately 100 compounds per year. Using our products, the same chemist can create up to 192 compounds per day.

REDUCED DRUG DEVELOPMENT TIMELINES
Through parallel synthesis and automation, our products enable faster optimization of drug candidates by producing a significantly larger number of compounds in less time than traditional methods. By simultaneously producing numerous variants of drug candidates, our tools provide more comprehensive information for the management by chemists of drug development projects. Through the use of improved data, our customers can identify and accelerate the development of promising drug candidates, thus significantly reducing drug development timelines.

REDUCED COSTS
Our products result in significant cost savings due to reduced labor hours and reduced solvent usage. We believe that reactions performed in our systems versus those performed out using traditional methods could result in significant cost savings per compound. In addition, by synthesizing more drug candidates, our products provide greater amounts of information and enable companies to abandon poor drug candidates sooner, thereby eliminating the costs associated with later stage drug failures.

IMPROVED INTELLECTUAL PROPERTY POSITIONS
Our tools can significantly increase the number of chemical compounds synthesized. As a result, pharmaceutical companies may be able to improve their patent and intellectual property positions by submitting more detailed claims with their patent applications covering a wider variety of compounds.

FLEXIBILITY
Our products are flexible and can perform a wide range of chemical reactions, from simple reactions to complex, multi-step reactions that require inert environments. As a result, chemists are able to more easily perform complex and difficult reactions, thereby encouraging innovation on the part of chemists.

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EASE OF USE
Our systems are designed to make the labor-intensive steps of performing the reaction, work-up, purification and data analysis faster and easier, and can be operated with minimal training.

OUR STRATEGY

Our objective is to become the leading provider of productivity enhancing tools for all stages of the chemistry development process. In order to achieve this goal, we have implemented the following strategy:

FOCUS INITIALLY ON INDUSTRY LEADERS WITHIN THE PHARMACEUTICAL MARKET
We are initially focusing on the large and fast-growing sector of drug development within the pharmaceutical market. We have targeted leading pharmaceutical, biotechnology and life science companies as well as academic institutions for our principal marketing efforts. We believe that these customers provide the greatest opportunity for maximizing the use of our products and that early adoption by these industry leaders and academic institutions will promote wider market acceptance.

EXPAND OUR HIGH-VALUE REAGENT BUSINESS
In addition to our instruments, we develop, manufacture and market reagents and other consumables for our products. We plan to continue to leverage our installed base of instrument products through the sale of reagents and other consumables to our existing customers as well as new customers. We intend to expand our reagent business by offering additional reagent products.

CONTINUE TO ESTABLISH PRODUCT DEVELOPMENT COLLABORATIONS
We are continuing to pursue collaborations with pharmaceutical and biotechnology companies in order to further develop and enhance our existing technology platforms and products, as well as develop new products. For each of our instruments released to date, we formed a consortium or collaboration with industry leaders to define product requirements and to perform validation and testing. We intend to follow this model in order to enhance market acceptance of our current and future products. In addition, we intend to selectively in-license and commercialize technology that can enhance our total product offering.

BUILD GLOBAL CUSTOMER RELATIONSHIPS THROUGH DIRECT SALES
Our marketing approach is based on a thorough understanding of our customers' specific chemistry needs, which we develop through the close interaction of our direct sales and applications support personnel with our customers. We intend to continue to expand our 41 person direct sales and applications support organization to build long-term relationships with existing customers, gain access to new accounts and expand into new geographic territories.

ACQUIRE COMPLEMENTARY BUSINESSES
We intend to pursue opportunities to expand our core business by acquiring businesses that have technologies or capabilities complementary to ours. For example, we may acquire software development expertise to capitalize on the chemistry data flow generated by our products. In addition, we intend to explore acquiring distribution channels in specific geographic regions to speed our market penetration.

EXPAND INTO NEW MARKETS
We believe that our existing technologies and products can be leveraged into additional markets. Our capabilities enable us to address the needs of a wide range of chemistries. As the use of productivity

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tools in drug development becomes more visible, related industries are beginning to investigate these tools. Other potential markets include cosmetics, catalysts, and high-margin specialty chemicals.

PRODUCTS

Our products include instruments, reagents and instrument related consumables.

------------------------------------------------------------------------------------------------------------
                                                                                                 INITIAL
                                                                         PRIMARY DRUG           COMMERCIAL
            PRODUCT                    PRIMARY APPLICATION            DEVELOPMENT PHASE          SHIPMENT
------------------------------------------------------------------------------------------------------------
 INSTRUMENTS
------------------------------------------------------------------------------------------------------------
 TRIDENT PRODUCT LINE
   Trident Library Synthesizer   Automated parallel library        Lead optimization               1998
                                 synthesis
   Trident Workstation           Semi-automated benchtop           Lead optimization               1999
                                 parallel synthesis
   Trident Sample Processing     Automated parallel work-up and    Lead optimization               2000
   Station                       purification
------------------------------------------------------------------------------------------------------------
 QUEST PRODUCT LINE
   Quest 210                     Small scale, semi-automated       Pre-clinical development        1997
                                 parallel synthesis, work-up and
                                 purification
   Quest 205                     Large scale, semi-automated       Pre-clinical development        1998
                                 parallel synthesis, work-up and
                                 purification
   FirstMate                     Entry-level, manual parallel      Lead optimization, pre-         1999
                                 synthesis                         clinical and clinical
                                                                   development
------------------------------------------------------------------------------------------------------------
 SURVEYOR                        Automated parallel chemistry      Clinical development            2000
                                 optimization, screening and
                                 analysis
------------------------------------------------------------------------------------------------------------
 ENDEAVOR                        Semi-automated parallel, high-    Clinical development            2000
                                 pressure reaction screening
------------------------------------------------------------------------------------------------------------
 REAGENTS
------------------------------------------------------------------------------------------------------------
 ArgoGel                         Compound synthesis                Lead optimization               1996
 ArgoPore                        Compound synthesis                Lead optimization               1997
 Polymer Reagents & Solution     Compound synthesis, work-up and   Pre-clinical development        1998
 Phase Toolbox                   purification
------------------------------------------------------------------------------------------------------------

INSTRUMENTS

We address the broad range of chemistries required in all three stages of the drug development phase with our current instrument product offerings. Each of our instrument products has been designed for a specific stage of development, although chemists often purchase our instruments to perform chemistry activities in stages other than those for which they were initially designed.

TRIDENT PRODUCT LINE

Our Trident products are typically purchased by chemistry groups performing lead optimization. These chemists synthesize libraries of between one thousand and two thousand compounds that are closely related to a drug candidate identified in the discovery process. Chemistry methodologies performed in lead optimization are traditionally more difficult to perform than in the drug discovery phase, as they require more inert synthesis conditions. The automation tools developed for use in the drug discovery

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phase for combinatorial synthesis are not capable of meeting the requirements of chemists performing lead optimization. To enable the Trident to meet the specific needs of lead optimization, we formed a product development consortium compromised of eight pharmaceutical companies. As a result of this consortium, we developed three instrument modules, the Trident Library Synthesizer, the Trident Workstation and the Trident Sample Processing Station, the first of which we initially commercialized in 1998. All Trident products utilize our proprietary Reaction Cassette, which enables the automation and manual manipulation of multi-step inert chemistry methodologies.

TRIDENT LIBRARY SYNTHESIZER

The Trident Library Synthesizer is a fully automated synthesizer that chemists can use to produce up to 192 individual compounds simultaneously. The Trident Library Synthesizer integrates up to four Reaction Cassettes with motors, heaters and liquid dispensers, or fluidics, and software on a WindowsNT computer. Since its initial commercial shipment in 1998, we have updated the system periodically to broaden its range of chemistry capabilities. In our most recent software update, we enhanced the system with the capability of performing four independent chemistries, one in each of the four Reaction Cassettes, which allows four chemists to use the instrument simultaneously.

TRIDENT WORKSTATION

The Trident Workstation is a scalable, semi-automated personal bench-top system that utilizes a single Reaction Cassette. The Trident workstation is well suited for the development of new chemistry methodologies, which is the most critical path used by chemists in producing lead optimization libraries. Using the Trident Workstation, our customers can develop and validate methodologies in the Reaction Cassette prior to performing them on the Trident Library Synthesizer.

TRIDENT SAMPLE PROCESSING STATION

The Trident Sample Processing Station is an automated robotic platform that utilizes the Reaction Cassette to perform work-up and purification. Often these methodologies do not require an inert or temperature controlled environment and therefore are more efficiently performed by chemists on a different instrument. Some of our customers have purchased the Trident Sample Processing Station and the Trident Workstation as an entry-level system to provide their chemists with a cost effective solution for lead optimization.

QUEST PRODUCT LINE

The Quests are primarily purchased by our customers for pre-clinical applications, where the goal is to refine drug candidates identified during lead optimization. Chemists refine lead compounds by synthesizing a small library, typically consisting of between ten and 20 compounds, testing the compounds for drug characteristics, and based upon the tests, synthesizing another library of compounds to start the next iteration. The Quest product line provides a personal synthesis tool that chemists can use to perform a broad range of chemistry methodologies, reduces the amount of laboratory space required, and is cost effective for use by most pre-clinical groups.

The Quest product line is comprised of the Quest 210, Quest 205 and FirstMate, all of which use our proprietary vertical mixing system. Vertical mixing is a means chemists can use to efficiently mix reaction solutions by moving a Teflon encapsulated magnet vertically through a solution. This mixing method offers chemists several benefits over the traditional means of spinning a magnet in mixtures: it can mix a broader range of viscosities and more readily mix solid reagents that must be suspended in order for the reactions to occur. To enable the Quest 210 to meet the specific needs of pre-clinical development, we developed it as part of a collaboration. We initially shipped the Quest 210 in 1997.

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In addition, we developed the Quest 205 as part of a consortium. We initially shipped the Quest 205 in 1998.

QUEST 210 AND QUEST 205

The Quest 210 and Quest 205 are similar systems that utilize our unique Teflon reactor, which provides an inert reactor environment that allows chemist to view the reaction mixtures. Each system has automated heating, cooling, mixing and fluidics. The two systems differ by the number and volume of the reactors; the Quest 210 has 20 ten-milliliter reactors and the Quest 205 has ten 100-milliliter reactors.

FIRSTMATE
Our most recent addition to the Quest product line is the FirstMate, which we initially shipped in 1999. FirstMate is an entry-level, manual parallel synthesizer, which utilizes existing laboratory equipment and glassware. Chemists use the FirstMate for all three stages of drug development. We developed the FirstMate for those chemists and academicians who desire a low-cost, entry-level system.

SURVEYOR AND ENDEAVOR

The Surveyor and Endeavor are instruments we developed specifically for synthesis requirements in clinical development, where the chemists' goal is to maximize yield and purity prior to commencement of large scale manufacturing. This activity is called process optimization and is a form of parallel synthesis. Process optimization involves the chemist making the same compound in an iterative manner by varying the synthesis conditions such as the reactants and/or temperature, and allowing periodic sampling and analysis of the mixture for yield and purity.

SURVEYOR
The Surveyor is a fully automated ten-reactor synthesizer that allows the chemist to vary the synthesis conditions in each reactor. In addition, the Surveyor automates the tedious activity of mixture sampling and analysis. The Surveyor utilizes the Quest Teflon reactor and vertical mixing system and the Trident software. We developed the Surveyor as part of a consortium of five pharmaceutical companies, in order to meet the needs of clinical development. We initially shipped the Surveyor in 2000.

ENDEAVOR
The Endeavor is a semi-automated, parallel, high pressure reactor system designed for reactions requiring greater than standard atmospheric pressures and gas-phase reagents, such as hydrogen. With the Endeavor, a chemist can perform eight simultaneous reactions. We initially shipped the Endeavor in 2000.

REAGENTS

Our reagents are used by chemists to perform a broad range of chemistry methodologies in lead optimization and pre-clinical development and can be used in conjunction with our instruments or independently. The primary benefit of our reagents is that they allow chemists to perform easy work-up and purification of the reaction mixture to obtain the desired compounds by a simple filtration process. Chemists can automate the filtration process using our instruments and therefore achieve higher productivity by reducing the time spent manually processing reaction mixtures.

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ARGOGEL AND ARGOPORE
Chemists typically use our ArgoGel and ArgoPore reagent products to perform lead optimization. To overcome the limitation of traditional reagents, we formed a product development consortium consisting of four pharmaceutical companies. We currently offer nine distinct products in each of the ArgoGel and ArgoPore product lines. In addition we offer nine other basic reagent products. We initially shipped these reagents in 1996.

POLYMER REAGENTS AND SOLUTION PHASE TOOLBOX
Our Polymer Reagents and Solution Phase Toolbox products are used primarily by chemists during pre-clinical development. These chemists synthesize much smaller numbers of compounds than chemists synthesize during lead optimization and these chemists are more likely to use traditional synthesis methodologies. Both the Polymer Reagents and Solution Phase Toolbox are new technologies, which allows chemists to accelerate the synthesis, work-up and purification of traditional synthesis methods. We tailor our polymer reagents to permit chemists to perform a wide variety of important synthetic reactions. The Solution Phase Toolbox is a series of prepackaged polymers that are used by chemists performing traditional work-ups and purification processes. We currently offer nine distinct Polymer Reagents and six distinct Solution Phase Toolbox products. We initially shipped these products in 1998.

PRODUCT DEVELOPMENT STRATEGY

Our product development strategy is to combine our expertise in chemistry and engineering with an understanding of market needs to rapidly design and launch products that fulfill these needs. We have a track record of quickly and effectively developing solutions to our customer's problems. We took fewer than 12 months to develop our last two instruments, from design initiation to delivery of the first commercial shipment.

To understand market needs, we form product development teams with our customers. Through this process, we have developed innovative products that have had extensive customer input, validation and testing prior to our commercially introducing them. We have formed product development consortia and collaborations with our customers.

Our consortia are non-exclusive arrangements in which we bring together several companies, typically five to seven, who share the need to solve a common problem. We meet with consortium members on a regular basis during the product development period to review product definition, specifications, progress, validation and testing. We may give consortium members prototypes for use in their research programs and we incorporate their feedback into the final product. Members typically pay a non-refundable participation fee, which may be credited against future purchases of the product we develop. By participating in our consortia, and becoming familiar with the performance and operating characteristics of the product, members can achieve a nine-month to one-year competitive advantage on using the new technology we develop. Consortium members often become the initial references during the product development phase and initial customers upon our commercialization of the product. We have used the consortium approach to develop the Trident, Quest, Surveyor and reagent products.

Through our collaborations, we license technology that we believe has significant potential for commercialization. Typically, our partner will have developed and tested a concept to the prototype level. We further develop and enhance the prototype into a commercially viable product. Our contributions include design for manufacturing, cost reduction, safety and code compliance and ease of use issues. Our partner is able to purchase the final product at a substantial discount and may receive royalties on product sales. We used this approach with the Endeavor product, which we developed in

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collaboration with Symyx. We also used this approach with the Quest 210 product, which we developed in collaboration with a third party.

The following table lists our product development consortia and collaborations:

       TRIDENT                 QUEST                SURVEYOR              ENDEAVOR              REAGENTS
----------------------  --------------------  --------------------  --------------------  --------------------
Abbott Laboratories,    Abbott Laboratories,  Aventis S.A.          Symyx Technologies,   Abbott Laboratories,
  Inc.                  Inc.                                        Inc.                  Inc.
                                              Agouron
Ariad Pharmaceuticals,  Affymax Research      Pharmaceuticals,      Eli Lilly & Co.       Bristol-Myers Squibb
  Inc.                  Institute             Inc.                                        Co.
                                              Eli Lilly & Co.
AstraZenaca             Alanex Corporation                                                Merck & Co., Inc.
  International         Research Divisions    Rohm & Haas Co.
                                                                                          Pharmacia
Aventis S.A.            Aventis S.A.          Pfizer, Inc.                                Corporation
E.I. duPont de                                                                            Novartis
  Nemours & Co.                                                                           Pharmaceutical, Inc.
Genetics Institute,                                                                       Parke-Davis,
Inc.                                                                                      Division
                                                                                          of Warner-Lambert
Merck & Co., Inc.                                                                         & Co.
Merck KgAA                                                                                Stanford University

CUSTOMERS

Our customers consist of a broad range of companies in the pharmaceutical, life sciences and biotechnology industries, as well as academic institutions. Through March 31, 2000, we have sold our products to more than 545 customers and, we have placed more than 640 instruments worldwide. Our leading customers are:

Abbott Laboratories, Inc.    E.I. duPont de Nemours & Co.    Pfizer Inc.
Affymax Research Institute   Glaxo Wellcome plc              Pharmacia Corporation
Astrazeneca International    Merck & Company, Inc.           Pharmacopeia, Inc.
Aventis S.A.                 Monsanto Company                Proctor & Gamble
Boehringer Ingelheim         Novartis International          SmithKline Beecham
  Pharmaceuticals, Inc.                                        Pharmaceuticals

SALES AND MARKETING

We base our sales strategy on understanding our customers' needs, recommending solutions and ensuring successful implementation of that solution in our customers' research laboratories. Our approach is designed to achieve customer satisfaction and build a long-term working relationship with our customer.

As of March 31, 2000, our direct sales and marketing organization included 41 full-time employees located in North America, Europe and Japan. Our team of professionals was comprised of senior account-oriented sales people, application chemists, service engineers, telesales people and marketing communication specialists who sell directly to our customers worldwide. We had 13 direct sales professionals with an average of 12 years of experience in selling high technology products to the scientific industry and we had ten application chemists. In addition to their academic expertise, the industrial laboratory experience of our sales professionals is essential to their ability to understand our customers needs. We had seven service engineers with expertise in both chemistry and engineering to support our customers worldwide. We had five professional marketing communication specialists located in the United States, Europe and Japan dedicated to providing local marketing programs. In

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North America we had three telesales people to support the direct sales efforts by providing lead generation, lead qualification, and consumable product sales and service sales.

We use distributors to provide local sales and marketing in some foreign countries, including China, Australia, Korea, Eastern Europe, Finland, Sweden, Denmark, Italy, Spain, Israel and India. In these countries, we seek to maintain close contact with our customers and potential customers by providing application chemistry support and service support through our worldwide direct sales organization. We have developed both scientific seminars and technology transfer programs to educate and train our customers. We conduct on-site seminars in the use of our chemistry reagents, referencing important scientific publications and research that validate their successful usage. Typically 20 to 40 researchers at a given customer site will participate in this type of scientific seminar.

In addition to seminars, we have developed our "Advanced Implementation Program," a technology implementation program, designed to accelerate the adoption of our technology within a laboratory. Our customers leverage our experience by participating in customized classes that teach how to plan parallel chemistry synthesis, how to use our instruments, accessories, and chemistry reagents and how to work-up the resulting chemistry products. We monitor our participants' success and encourage them to publish their results internally, thereby increasing our visibility within their company.

Our web site provides technical information regarding the use of our tools for our customers. In addition, the Internet has the potential to become a significant distribution channel for our reagents, instrument consumables and entry level systems. The combination of our telesales with e-commerce makes it very easy for a customer to make routine purchases of our reagents and consumables. We have established ArgoStore, our proprietary web site for quick, easy and routine purchasing of our reagents and consumables. In addition, we have entered into agreements with Chemdex, a Ventro company, and SciQuest.com to support the purchasing of our products.

To facilitate the awareness of our products, we have arrangements with leading academic research institutions to provide them with our products. In return our products are validated by reputable institutions through published results in leading scientific journals and the researchers' creation of application notes. We also work with universities to assist them in creating and implementing teaching laboratories that promote the scientific advantages associated with the use of our products.

MANUFACTURING

Most of our instruments and reagents are manufactured to our specifications by a series of qualified outside vendors. Our vendors then deliver the finished product to us for final quality assurance testing.

INSTRUMENTS
Our instrument manufacturing staff is comprised of senior level, highly skilled manufacturing engineers, documentation support, material procurement and assembly support resources, which are closely integrated within our product development group. These resources are focused on the rapid development of manufacturing processes and methods, which are transferred to our outside subcontractors. Our contractors are responsible for ordering all components from qualified vendors, inspecting, stocking, assembling and testing the modules prior to shipment to our facility. We typically qualify multiple manufacturing subcontractors, and we develop the relevant manufacturing processes internally, enabling us to maintain control of the manufacturing program.

REAGENTS
Our chemistry organization develops, validates, documents and initially manufactures our reagents at our facility. During reagent development, we qualify outside manufacturers, known as toll manufacturers, so that we can begin outsourcing production when demand and volume increase.

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INTELLECTUAL PROPERTY

As of March 31, 2000, we owned a patent portfolio of eight issued U.S. patents and two issued foreign patents as well as several pending U.S. patent applications. Corresponding foreign patent applications have been filed in a number of countries. Of these issued patents, eight U.S. patents relate to the reactor and fluidics technology incorporated into our instruments. Several of our patent applications relate to this technology and others relate to our reagent technologies. We intend to continue to file patent applications covering any new inventions incorporated into our products and technologies as appropriate. In addition, we rely upon copyright protection as well as trade secrets, know-how and continuing technological innovation to develop and maintain our competitive position. Our success will depend in part upon our ability to obtain patent protection for our products and technologies, to preserve our copyrights and trade secrets, and to operate without infringing on the proprietary rights of third parties.

Certain of our products incorporate technology subject to patent applications licensed to us by third parties. The related license agreements require us to pay royalties and make other payments. These agreements are subject to termination under certain circumstances, such as breach by us or if we fail to commercialize the products incorporating the licensed technology. In particular, we have a license agreement with Symyx Technologies, Inc. relating to technology incorporated in our Endeavor product. Either party can terminate this agreement at its discretion at any time after December 31, 2000, upon six months' notice. If our licenses to any such technology, or any similar licenses we may enter into in the future, are terminated, we may be unable to continue selling such products and our revenues would decline.

COMPETITION

We anticipate that competition will come primarily from companies providing products based on traditional chemistry methods as well as companies that offer competing products based on alternative technologies. In order to compete effectively, we will need to demonstrate the advantages of our products over well established traditional chemistry methods and alternative technologies and products. We will also need to demonstrate the potential economic value of our products relative to traditional chemistry methods. Some of the companies that provide products that compete with ours include Mettler-Toledo AG, PE Biosystems, Inc. and several smaller instrument and reagent companies. Our future success will depend in large part on our ability to establish and maintain a competitive position with respect to these products and future technologies that may develop.

In many instances, our competitors and potential competitors have or will have substantially greater financial, technical, research, and other resources and larger, more established marketing, sales, distribution, and service organizations than we do. Moreover, competitors may have greater name recognition than we do, and may offer discounts as a competitive tactic. Our competitors may succeed in developing or marketing technologies or products that are more effective or commercially attractive than our products, or that would render our technologies and products obsolete. Also, we may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully in the future.

GOVERNMENT REGULATION

We are subject to various federal, state and local laws and regulations relating to the protection of the environment. In the course of our business, we are involved in the handling, storage and disposal of chemicals. The laws and regulations applicable to our operations include provisions that regulate the

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discharge of materials into the environment. Usually these environmental laws and regulations impose "strict liability," rendering a person liable without regard to negligence or fault on the part of such person. Such environmental laws and regulations may expose us to liability for the conduct of, or conditions caused by, others, or for acts that were in compliance with all applicable laws at the time the checks were performed. We have not been required to make material expenditures in connection with our efforts to comply with environmental requirements. We do not believe that compliance with such requirements will have a material adverse effect upon our capital expenditures, results of operations or competitive position. Because the requirements imposed by such laws and regulations are frequently changed, we are unable to predict the cost of compliance with such requirements in the future, or the effect of such laws on our capital expenditures, results of operations or competitive position.

EMPLOYEES

As of March 31, 2000, we had 99 employees. None of our employees are covered by a collective bargaining agreement. We believe that our relations with our employees are good.

FACILITIES

We occupy approximately 24,000 combined square feet of leased and sub-leased office space and other facilities in San Carlos, California. These facilities serve as the base for our marketing and product support operations, research and development and manufacturing activities. Substantially all of our space is leased through early 2001. We intend to use a portion of the proceeds of this offering to relocate to new facilities. In addition, we lease approximately 2,000 square meters of office space in Muttenz, Switzerland and 2,000 square meters of office space in Tokyo, Japan. These offices are the base operations for our sales and support groups in the respective regions.

LEGAL PROCEEDINGS

From time to time, we may be involved in litigation that arises through the normal course of business. As of the date of this prospectus, we are not a party to any litigation we believe could reasonably be expected to materially harm our business or results of operations.

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Management

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is information with respect to each of our executive officers and directors.

                    NAME                         AGE                      POSITION
-----------------------------------------------------------------------------------------------------
David Binkley, Ph.D. ........................    46     President, Chief Executive Officer, Chief
                                                        Financial Officer and Director
Lissa Goldenstein............................    44     Vice President, Marketing and Sales
Doug Heigel..................................    39     Vice President, Manufacturing
Jan Hughes...................................    39     Vice President, Product Development
Laura Lehman, Ph.D. .........................    42     Vice President, Business Development
Terry Long...................................    38     Vice President, Concept Design
Brook Byers(1)(2)............................    54     Chairman of the Board
Samuel Colella(2)............................    60     Director
Hingge Hsu, M.D.(1)..........................    43     Director
William Rastetter, Ph.D.(2)..................    52     Director
James Schlater(1)............................    63     Director

---------------

(1) Member of the audit committee
(2) Member of the compensation committee

David P. Binkley, Ph.D. Dr. Binkley has served as our President, Chief Executive Officer, Chief Financial Officer and one of our directors since December 1996. From June 1993 to November 1996, he served as a Vice President at Perkin-Elmer Corporation, where he was responsible for its worldwide organic analysis business including molecular spectroscopy and data analysis. Dr. Binkley has a B.S. in Chemistry from Elizabethtown College and a Ph.D. in Chemistry from Virginia Tech.

Lissa A. Goldenstein Ms. Goldenstein has served as our Vice President, Sales and Marketing since January 1998. From January 1994 to December 1997, Ms. Goldenstein was Senior Vice President, Worldwide Sales with Molecular Simulations, a provider of molecular modeling and simulation software for life and materials science research. While at Molecular Simulation Incorporated, Ms. Goldenstein was President of Tejin Molecular Simulations, a joint venture in Tokyo, which managed Molecular Simulation's business in Japan and the Asia Pacific markets. Ms. Goldenstein has a B.S. in Architectural Engineering from Pennsylvania State University and received her Professional Engineers license as a civil engineer in the State of California in 1981.

Doug W. Heigel Mr. Heigel has served as our Vice President, Manufacturing since October 1995. From February 1995 to October 1995, Mr. Heigel was responsible for manufacturing at BioMolecular Technologies, a start-up manufacturer of biotech instrumentation, where he served as their Instrument Manufacturing Manager. From July 1988 to February 1995, he held various managerial positions in manufacturing and engineering, including his final position as Operations/Manufacturing Manager, at MTI Analytical Instruments, a manufacturer of analytical instrumentation. Mr. Heigel has a B.S. in Mechanical Engineering from Oregon State University.

Jan K. Hughes Mr. Hughes is one of our founders and has served as our Vice President, Product Development since November 1994. From June 1985 to November 1994, he served as Engineering Group Leader for New Synthesis Systems at Applied Biosystems, Inc., where he was responsible for the development of peptide and DNA synthesis instrumentation. Mr. Hughes has a B.S. in Mechanical Engineering from California Polytechnic State University, San Luis Obispo.

Laura S. Lehman, Ph.D. Dr. Lehman has served as our Vice President of Business Development since August 1999. From June 1994 to July of 1999, she was at RiboGene, Inc., a pharmaceutical discovery and development company, where she held the positions of Vice President of Drug Discovery

--------------------------------------------------------------------------------
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
MANAGEMENT
--------------------------------------------------------------------------------

and Drug Development until January of 1996 and Vice President of Research until her departure. While at RiboGene, she was responsible for the strategic management of all preclinical and clinical projects and the coordination of the projects with their corporate partners. Dr. Lehman has a B.S. degree in Chemistry and a M.S. degree in Organic Chemistry from Bucknell University and a Ph.D. degree in Organic Chemistry from Duke University.

Terry Long Mr. Long has served as our Vice President, Concept Design since April 1996. From December 1991 to March 1996, Mr. Long served as Executive Vice President for Protein Technologies, Inc., a division of Rainin Instruments, a manufacturer of pipetting products and services. While at Protein Technologies, Inc., he was responsible for product development of peptide synthesis and preparative electrophoresis instrumentation. Mr. Long has a B.S. degree in Chemical Engineering from the University of Arizona.

Brook H. Byers Mr. Byers has served as our Chairman of the Board of Directors since January 1995. He is a partner of Kleiner Perkins Caufield & Byers, a private venture capital firm that he joined in 1977. He also serves as a director of Ventro, Inc., Drugstore.com, Inc. and a number of privately held technology companies. Mr. Byers sits on the Board of Directors of the University of California, San Francisco Foundation and is director of the California Healthcare Institute.

Samuel D. Colella Mr. Colella has served as one of our directors since 1995. Since 1984, he has been a general partner of Institutional Venture Partners, a venture capital firm. Mr. Colella also serves as Chairman of Onyx Pharmaceuticals and serves as a director of AngioTrax, Inc., Benefit Point.Com, MedPool.com, Symyx Technologies, SurroMed., Inc., and Thermage, Inc. Mr. Colella has a B.S. in business and engineering from the University of Pittsburgh and an M.B.A. from Stanford University.

Hingge Hsu, M.D. Dr. Hsu has served as one of our directors since May 1999. He is a partner with Schroder Ventures, Boston, a dedicated healthcare and life sciences private equity fund, where he has had the primary responsibility for biotechnology and other life sciences investments since September 1998. From 1996 to 1998, Dr. Hsu was a principal in the Investment Banking Department at Robertson Stephens where he led a variety of equity and merger and acquisition transactions in the life sciences sector. From 1995 to 1996, and from 1993 to 1995, he held various business development and strategic planning positions at Chiron Corporation and Gensia, Inc. respectively. Dr. Hsu received a B.A. degree in chemistry and biology from the University of California, San Diego, an M.D. degree from Yale University School of Medicine and an M.B.A. from Harvard Business School.

William H. Rastetter, Ph.D. Dr. Rastetter has served as one of our directors since 1995. Since December 1986 he has served as the President and Chief Executive Officer and as a director of IDEC Pharmaceuticals Corporation. In addition, from 1988 to 1993 he served as its Chief Financial Officer, and in May 1996 was appointed to the position of Chairman of the Board of Directors. Dr. Rastetter also serves as a director of Spiros Development Corporation II, a Dura Pharmaceuticals affiliated company formed to conduct research and development on products and devices to treat respiratory disorders.

James M. Schlater Mr. Schlater has served as one of our directors since 1995. He was a co-founder of Molecular Dynamics, a manufacturer of imaging instrumentation for bioanalysis, in July 1987, and served as its Chief Executive Officer and Chairman of the Board of Directors until Amersham Pharmacia Biotech, Inc., acquired the company in October 1998.

--------------------------------------------------------------------------------
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MANAGEMENT
--------------------------------------------------------------------------------

BOARD COMPOSITION

We currently have eight authorized directorships, of which two are vacant. In accordance with the terms of our certificate of incorporation, the terms of office of the directors are divided into three classes:

+ Class I, whose term will expire at the annual meeting of stockholders to be held in 2001;

+ Class II, whose term will expire at the annual meeting of stockholders to be held in 2002; and

+ Class III, whose term will expire at the annual meeting of stockholders to be held in 2003.

The Class I directors are Mr. James Schlater and Dr. Hingge Hsu, the Class II directors are Mr. Brook Byers and Mr. Sam Colella, and the Class III director are Drs. David Binkley and William Rastetter. At each annual meeting of stockholders after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof. The authorized number of directors may be changed only by resolution of the board of directors or a super-majority vote of the stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management.

BOARD COMMITTEES

The audit committee of the board of directors was established in May 1995. The audit committee reviews, acts on and reports to the board of directors on various auditing and accounting matters, including the recommendation of our independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, the performance of our independent auditors and our accounting practices. The members of our audit committee are Mr. Brook Byers, Dr. Hingge Hsu and Mr. James Schlater, each of whom is an independent director.

The compensation committee of the board of directors was established in May 1995, and determines the salaries and benefits for our employees, directors and other individuals compensated by us. The compensation committee also administers our stock option plans, including determining the stock option grants for our employees, consultants, directors and other individuals. The members of the compensation committee are Mr. Brook Byers, Dr. William Rastetter and Mr. Samuel Colella, each of whom is an independent director.

DIRECTOR COMPENSATION

Currently, we do not provide cash compensation to members of our board of directors for serving on our board or for attendance at committee meetings. Members of our board of directors are reimbursed for expenses in connection with attendance at board and committee meetings. In consideration for services as non-employee directors, we have in the past granted options to purchase our common stock pursuant to the terms of our stock plans, and our board continues to have the discretion to grant options to new non-employee directors. Beginning in 2001 our outside directors will each receive annual nondiscretionary grants of options to purchase 5,000 shares of our common stock.

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MANAGEMENT
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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the compensation committee has been an officer or employee of ours at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. We have obtained insurance that insures our directors and officers against specified losses and which insures us against specific obligations to indemnify our directors and officers.

EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

The following table shows all compensation received during the year ended December 31, 1999 by our Chief Executive Officer and our four other highest-paid executive officers, collectively referred to as the named executive officers. There was no other compensation paid to the named executive officers in 1999.

SUMMARY COMPENSATION

--------------------------------------------------------------------------------------------------------
                                                                        LONG-TERM
                                                                   COMPENSATION AWARDS
                                                                               SECURITIES
                                         ANNUAL COMPENSATION    OTHER ANNUAL   UNDERLYING      OTHER
     NAME AND PRINCIPAL POSITION          SALARY      BONUS     COMPENSATION    OPTIONS     COMPENSATION
--------------------------------------------------------------------------------------------------------
David Binkley.........................   $238,818    $53,536        $--          314,062        $--
  President, Chief Executive Officer
  and Chief Financial Officer
Lissa Goldenstein.....................    158,048     55,312         --          100,000         --
  Vice President, Marketing and Sales
Doug Heigel...........................    117,843     19,776         --          100,000         --
  Vice President, Manufacturing
Jan Hughes............................    143,298     24,153         --           69,875         --
  Vice President, Product Development
Terry Long............................    149,782     25,263         --          100,000         --
  Vice President, Concept Design

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MANAGEMENT
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OPTIONS

The following table shows information regarding options granted to the executive officers listed in the summary compensation table above during the fiscal year ended December 31, 1999.

Each option represents the right to purchase one share of our common stock. The options generally become vested over four years. See "Management -- Employee benefit plans" for more details regarding these options. In the year ended December 31, 1999, we granted options to purchase an aggregate of 1,002,325 shares of our common stock to various officers, employees, directors and consultants.

The potential realizable value at assumed annual rates of stock price appreciation for the option term represents hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are required by rules of the SEC and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the initial public offering
price (assuming an initial public offering price of $     per share). Actual
gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

                                      INDIVIDUAL GRANTS                                POTENTIAL REALIZABLE
                                   -----------------------                               VALUE AT ASSUMED
                                   NUMBER OF                                             ANNUAL RATES OF
                                   SECURITIES   % OF TOTAL                            APPRECIATION OF STOCK
                                   UNDERLYING    OPTIONS     EXERCISE                 PRICE FOR OPTION TERM
                                    OPTIONS     GRANTED TO   PRICE PER   EXPIRATION   ----------------------
              NAME                  GRANTED     EMPLOYEES      SHARE        DATE         5%           10%
------------------------------------------------------------------------------------------------------------
David Binkley....................    150,000       15.6%      $ 1.00      10/21/09
Lissa Goldenstein................     35,000        3.7         1.00      10/21/09
Doug Heigel......................     15,875        1.7         1.00      10/21/09
Jan Hughes.......................     20,000        2.1         1.00      10/21/09
Terry Long.......................      3,375        0.4         1.00      10/21/09

The following table shows information as of December 31, 1999, concerning the number and value of unexercised options held by each of the executive officers listed in the summary compensation table above. Options shown as exercisable in the table below are immediately exercisable. There was no public trading market for our common stock as of December 31, 1999. Accordingly, the value of the unexercised in-the-money options listed below has been calculated on the basis
of the assumed initial public offering price of $     per share, less the
applicable exercise price per share, multiplied by the number of shares underlying such options.

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MANAGEMENT
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AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1999, AND YEAR-END
OPTION VALUES
--------------------------------------------------------------------------------

                                                     NUMBER OF SECURITIES
                                                          UNDERLYING               VALUE OF UNEXERCISED
                             SHARES                 UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                            ACQUIRED                   DECEMBER 31, 1999             DECEMBER 31, 1999
                              UPON      VALUE     ---------------------------   ---------------------------
           NAME             EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------
David Binkley.............  152,605    $106,824      42,708         271,354       $              $
Lissa Goldenstein.........       --          --      32,604          67,396
Doug Heigel...............       --          --      65,664          34,336
Jan Hughes................       --          --      26,810          43,065
Terry Long................       --          --      79,362          20,638

EMPLOYMENT AGREEMENTS

By offer letter, dated October 29, 1996, we agreed that we would grant to David
P. Binkley, Ph.D., options to purchase 500,000 shares of our common stock that would vest over time during the course of his employment. The letter further provides that if we are acquired or merged with another company and Dr. Binkley is not offered a position of similar responsibility with the new company and subsequently leaves employment, any unvested options held by Dr. Binkley at such time will automatically vest.

EMPLOYEE BENEFIT PLANS

1995 INCENTIVE STOCK PLAN

Our 1995 Incentive Stock Plan was approved by our board of directors in May 1995 and approved by our stockholders in May 1996. The 1995 Plan was subsequently amended by the board of directors in November 1996, January and September 1997 and July 1999. Our 1995 plan authorizes the issuance of up to 3,935,308 shares of our common stock as either incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986 or nonstatutory stock options. As of March 31, 2000, we had 2,005,589 options to purchase common stock under this plan outstanding to employees, directors and consultants with a weighted average exercise price of $0.67 per share. After the completion of this offering, no further options will be granted under this plan, the 1995 Plan will terminate, and all unissued shares under the 1995 Plan as of the effective date of this offering and all shares returned to the 1995 Plan shall be reserved for issuance under the 2000 Incentive Stock Plan.

Our board of directors, or a board committee, has the power to determine the terms of the options, including the exercise price of the options, the number of shares subject to each option, the exercisability thereof, and the form of consideration payable on such exercise, provided that the exercise price for incentive stock options must be at least 100% of fair market value. Incentive stock options granted to any holder of 10% or more of the combined voting power of all classes of our stock must have an exercise price of not less than 110% of fair market value and be exercisable for a term of no more than five years.

The 1995 Plan provides that in the event of our merger with or into another corporation, options and stock purchase rights shall be assumed or substituted for by the successor corporation. In the event the successor corporation refuses to assume or substitute for our options or stock purchase rights, then the options and stock purchase rights shall terminate as of the closing of the merger.

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
MANAGEMENT
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2000 EMPLOYEE STOCK PURCHASE PLAN

Our 2000 Employee Stock Purchase Plan was adopted by our board of directors in
April 2000 and approved by our shareholders in                . A total of
200,000 shares of common stock have been reserved for issuance under our 2000 Employee Stock Purchase Plan, plus annual increases equal to the lesser of 500,000 shares, 2% of the outstanding shares on such date, or a lesser amount determined by our board of directors.

Our 2000 Employee Stock Purchase Plan, which is intended to qualify under
Section 423 of the United States tax code, contains consecutive twenty-four month offering period. Each offering period contains four six month purchase periods. The offering periods generally start on the first trading day on or after February 1 and August 1 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before July 31, 2002.

Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year may not be granted an option to purchase stock under this plan. The 2000 Employee Stock Purchase Plan permits participants to purchase our common stock through payroll deductions of up to 15% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings, bonuses, commissions, overtime payments, and cash-based incentive compensation, but exclusive of any non-cash compensation. The maximum number of shares a participant may purchase during a single purchase period is 5,000 shares.

Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 2000 Employee Stock Purchase Plan is generally 85% of the lower of the fair market value of the common stock at the beginning of the offering period or at the end of the purchase period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

Rights granted under the 2000 Employee Stock Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the plan. The 2000 Employee Stock Purchase Plan provides that, in the event of our merger with or into another corporation or a sale of substantially all our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The 2000 Employee Stock Purchase Plan will terminate automatically in 2010, unless terminated earlier. Our board of directors has the authority to amend or terminate the 2000 Employee Stock Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 2000 Employee Stock Purchase Plan. Our board of directors has the exclusive authority to interpret and apply the provisions of the 2000 Employee Stock Purchase Plan.

2000 INCENTIVE STOCK PLAN

Our 2000 Stock Plan was adopted by our board of directors in April, 2000, and
our stockholders approved the plan in                , 2000. This plan provides
for the grant of incentive stock options to our employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants.
As of April   , 2000, a total of 2,000,000 shares of our common stock were reserved

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
MANAGEMENT
--------------------------------------------------------------------------------

for issuance pursuant to our 2000 Stock Plan, plus any shares reserved for issuance under the 1995 Plan as of the effective date of the Company's registration statement and any shares returned to the 1995 Plan.

No options have yet been issued pursuant to the 2000 Stock Plan. The number of shares reserved for issuance under our 2000 Stock Plan will increase annually on the first day of the Company's fiscal year beginning in 2001 by an amount equal to the lesser of 5% of the outstanding shares of our common stock on the first day of the year, 1,500,000 shares or such lesser amount as our board of directors may determine.

Our board of directors or a committee of our board administers the 2000 Stock Plan. The committee may consist of two or more outside directors to satisfy certain tax and securities requirements. The administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise. The administrator determines the exercise price of options granted under our stock option plan, but with respect to incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. Additionally, the term of an incentive stock option may not exceed ten years. The administrator determines the term of all other options. No optionee may be granted an option to purchase more than 500,000 shares in any fiscal year. In connection with his or her initial service, an optionee may be granted an additional option to purchase up to 500,000 shares of our common stock. After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. If termination is due to death or disability, the option will generally remain exercisable for 12 months following such termination. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

The administrator determines the exercise price of stock purchase rights granted under our 2000 Stock Plan. Unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares we repurchase will generally be the original price paid by the purchaser. The administrator determines the rate at which our repurchase option will lapse. Our stock option plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option and stock purchase right during his or her lifetime.

Our stock option plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute for each option or stock purchase right outstanding under our 2000 Stock Plan. If the outstanding options or stock purchase rights are not assumed or substituted for, all outstanding options and stock purchase rights become fully vested and exercisable. Our 2000 Stock Plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2000 Stock Plan provided it does not adversely affect any option previously granted under our 2000 stock Plan.

DIRECTOR OPTION PROGRAM

The Director Option Program is part of our 2000 Stock Plan and provides for the periodic grant of nonstatutory stock options to those non-employee directors who are not "beneficial owners" (as defined in Rule 13d-3 of the Securities Act of 1934) of 2.5% or more of the Company's total voting power on the date of any grant under the 2000 Stock Plan.

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                                                                              49

MANAGEMENT
--------------------------------------------------------------------------------

All grants of options to our non-employee directors under the Director Program are automatic. We will grant to each individual who first become a non-employee director on or after our initial public offering, an option to purchase 15,000 shares when such person first becomes a non-employee director (except for those directors who became non-employee directors by ceasing to be employee directors). The shares subject to the option vest monthly over a three-year term, provided the individual remains an outside director on such dates.

Each outside director shall automatically be granted an option to purchase 5,000 shares on each annual meeting of the shareholders of the Company occurring after the end of our fiscal year 2000, if immediately after such meeting, he or she shall continue to serve on the board and has been a director for at least six months prior to the annual shareholders meeting. Such shares subject to the option vest monthly over a one-year term, provided the individual remains an outside director on such dates.

All options granted under our Director Program have a term of ten years and an exercise price equal to fair market value on the date of grant. After termination as a non-employee director with us, an optionee must exercise an option at the time set forth in his or her option agreement. If termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will remain exercisable for a period of three months. However, an option may never be exercised later than the expiration of its term. A non-employee director may not transfer options granted under our Director Program other than by will or the laws of descent and distribution. Only the non-employee director may exercise the option during his or her lifetime.

In the event of a change of control of us, all of our outstanding options granted pursuant to the Director Option Program become fully vested and exercisable.

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 50

--------------------------------------------------------------------------------

Related party transactions

SALES OF SECURITIES

From January 1, 1997 through March 31, 2000, we have issued the following securities in private placement transactions:

+ 1,180,000 shares of our Series C convertible preferred stock, at a purchase price of $5.00 per share, for an aggregate purchase price of $5,900,000 between March and June of 1997; and

+ 2,608,695 shares of our Series D convertible preferred stock, at a purchase price of $5.75 per share, for an aggregate purchase price of $15,000,000 in May 1999.

Each share of preferred stock is immediately convertible into one share of common stock. All preferred stock was issued to accredited investors in reliance upon exemption from registration under Regulation D of the Securities Act.

The purchasers of more than $60,000 of these securities include, among others, the following directors and holders of more than 5% of our outstanding stock and their affiliates:

                                                                        SHARES OF PREFERRED STOCK
----------------------------------------------------------------------------------------------------------
                                                                SERIES C   SERIES D    TOTAL CONSIDERATION
----------------------------------------------------------------------------------------------------------
Kleiner Perkins Caufield & Byers VII(1).....................       --        304,924       $1,753,313
  2750 Sand Hill Road
  Menlo Park, CA 94025
Funds associated with Institutional Venture Partners(2).....       --        262,261        1,508,001
  3000 Sand Hill Road
  Building 2, Suite 290
  Menlo Park, CA 94025
Funds associated with Robertson Stephens & Company(3).......       --        101,739          584,999
  555 California Street, 26th Floor
  San Francisco, CA 94104
Funds associated with Schroder Ventures(4)..................       --      1,739,130        9,999,998
  P.O. Box HM 1368
  Hamilton, HM FX
  Bermuda

-------------------------
(1) Mr. Brook H. Byers, the chairman of our board of directors, is a partner of Kleiner Perkins Caufield & Byers VII. Mr. Byers disclaims beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein.

(2) Includes 257,016 shares of Series D Preferred Stock held by Institutional Venture Partners VI, L.P. and 5,245 shares of Series D Preferred Stock held by Institutional Venture Management VI. Mr. Samuel D. Colella, one of our directors, is a general partner of these funds. Mr. Colella disclaims beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein.

(3) Includes 86,435 shares of Series D Preferred Stock held by RS & Co. IV, L.P. and 15,304 shares of Series D Preferred Stock held by Bayview Investors, Ltd. Robertson Stephens & Company is a holder of more than 5% of our outstanding Stock.

(4) Includes 1,372,098 shares of Series D Preferred Stock held by Schroder Ventures International Life Sciences Fund II, LP1 and 367,032 shares of Series D Preferred Stock held by Schroder Ventures International Life Sciences Fund II, LP2. Dr. Hingge Hsu, one of our directors, is a partner of these funds. Dr. Hsu disclaims beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein.

For additional information regarding the ownership of securities by executive officers, directors and stockholders who beneficially own 5% or more of our outstanding common stock, please see "Principal stockholders."

--------------------------------------------------------------------------------

RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

LOAN TO OFFICER

In December 1996, David Binkley, our president, chief executive officer and chief financial officer borrowed $200,000 from us, evidenced by a promissory note secured by his residence. The note bears interest at the rate of 6.31% per annum and is due on the earlier of December 17, 2001, the disposition of his residence, his separation from us or ten days after the completion of this offering.

--------------------------------------------------------------------------------
 52

--------------------------------------------------------------------------------

Principal stockholders

The following table shows information known to us with respect to the beneficial ownership of our common stock as of March 31, 2000, and as adjusted to reflect the sale of the shares of common stock offered under this prospectus by:

+ each person or group of affiliated persons who is known by us to own beneficially 5% or more of our common stock;

+  each of our directors;

+  each executive officer listed in the "Summary compensation" table above; and

+  all of our directors and executive officers as a group.

Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. The table below includes the number of shares underlying options and warrants that are exercisable within 60 days from March 31, 2000, and assumes the conversion of all shares of our preferred stock into 11,339,268 shares of our common stock prior to this offering. It is therefore based on 14,085,789 shares of our common stock
outstanding prior to this offering and           shares outstanding immediately
after this offering. The address for those individuals for which an address is not otherwise indicated is: 887 Industrial Road, Suite G, San Carlos, CA 94070.

                                                                           PERCENT OWNED
                                                                  PERCENT BEFORE    PERCENT AFTER
                BENEFICIAL OWNER                  TOTAL NUMBER       OFFERING         OFFERING
-------------------------------------------------------------------------------------------------
DIRECTORS AND NAMED EXECUTIVE OFFICERS
David Binkley(1)................................       439,844          3.0
Lissa Goldenstein(2)............................        43,021            *
Doug Heigel(3)..................................        72,331            *
Jan Hughes(4)...................................       280,243          1.9
Terry Long(5)...................................        88,112            *
Brook Byers.....................................            --           --
Samuel Colella..................................            --           --
Hingge Hsu......................................            --           --
William Rastetter(6)............................        58,718            *
James Schlater(7)...............................       110,000            *
All directors and Named Executive Officers as a
  group (10 persons)............................     1,092,269          7.6
FIVE PERCENT STOCKHOLDERS
Funds associated with Kleiner Perkins Caufield &
  Byers(8)......................................     3,347,230         23.2
  2750 Sand Hill Road
  Menlo Park, CA 94025

--------------------------------------------------------------------------------

PRINCIPAL STOCKHOLDERS
--------------------------------------------------------------------------------

                                                                           PERCENT OWNED
                                                                  PERCENT BEFORE    PERCENT AFTER
                BENEFICIAL OWNER                  TOTAL NUMBER       OFFERING         OFFERING
-------------------------------------------------------------------------------------------------
Funds associated with Institutional Venture
  Partners(9)...................................     2,877,646         20.0
  3000 Sand Hill Road
  Building 2, Suite 290
  Menlo Park, CA 94025
Funds associated with Robertson Stephens &
  Company(10)...................................     1,489,430         10.3
  555 California Street, 26th Floor
  San Francisco, CA 94104
Funds associated with Schroder Ventures(11).....     1,739,130         12.0
  P.O. Box HM 1368
  Hamilton, HM FX
  Bermuda

-------------------------

 (1) Includes 103,906 shares subject to options exercisable within 60 days of March 31, 2000.

 (2) Includes 43,021 shares subject to options exercisable within 60 days of March 31, 2000.

 (3) Includes 72,331 shares subject to options exercisable within 60 days of March 31, 2000.

 (4) Includes 4,995 shares subject to options exercisable within 60 days of March 31, 2000.

 (5) Includes 88,112 shares subject to options exercisable within 60 days of March 31, 2000.

 (6) Includes 23,333 shares subject to options exercisable within 60 days of March 31, 2000.

 (7) Includes 8,333 shares subject to options exercisable within 60 days of March 31, 2000.

 (8) Includes 3,312,615 shares held by Kleiner Perkins Caufield & Byers VII and 34,615 shares held by KPCB Life Sciences Zaibatsu Fund II. Mr. Brook Byers, the chairman of our board of directors, is a partner of these funds. Mr. Byers disclaims beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein.

 (9) Includes 2,795,478 shares held by Institutional Venture Partners VI, L.P., 57,553 shares held by Institutional Venture Management VI and 24,615 shares held by IVP Founders Fund I. Mr. Samuel Colella, one of our directors, is a general partner of these funds. Mr. Colella disclaims beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein.

(10) Includes 871,050 shares held by RS & Co. IV, L.P., 384,615 shares held by The Robertson Stephens Orphan Fund, L.P., 153,765 shares held by Bayview Investors, Ltd. and 80,000 shares held by The Robertson Stephens Orphan Offshore Fund, L.P.

(11) Includes 1,372,098 shares held by Schroder Ventures International Life Sciences Fund II, LP1 and 367,032 shares held by Schroder Ventures International Life Sciences Fund II, LP2. Dr. Hingge Hsu, one of our directors, is a partner of these funds. Dr. Hsu disclaims beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein.

--------------------------------------------------------------------------------
 54

--------------------------------------------------------------------------------

Description of capital stock

The following information describes our common stock and preferred stock, as well as options and warrants to purchase our common stock, and provisions of our certificate of incorporation and our bylaws, all as will be in effect upon the closing of this offering. We intend to amend our certificate of incorporation and by-laws prior to completion of the offering. This description is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of our common stock and preferred stock, as well as options and warrants to purchase our common stock, reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of our amended certificate of incorporation.

Upon completion of this offering, our authorized capital stock will consist of shares of common stock, par value $0.0001 per share, and shares of preferred stock, par value $0.0001 per share.

COMMON STOCK

As of March 31, 2000, there were 2,746,521 shares of our common stock outstanding and held of record by 105 stockholders. There will be shares of our common stock outstanding upon the closing of this offering, which
gives effect to the issuance of           shares of our common stock offered by
us under this prospectus and the conversion of our preferred stock discussed below.

Each share of our common stock has identical rights and privileges in every respect. The holders of our common stock are entitled to vote upon all matters submitted to a vote of our stockholders and are entitled to one vote for each share of our common stock held.

Subject to the prior rights and preferences, if any, applicable to shares of our preferred stock or any series of our preferred stock, the holders of our common stock are entitled to receive dividends, payable in cash, stock or otherwise, as may be declared by our board out of any funds legally available for the payment of dividends.

If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of our common stock will be entitled to receive after distribution in full of the preferential amounts, if any, to be distributed to the holders of our preferred stock or any series of our preferred stock, all of the remaining assets available for distribution ratably in proportion to the number of shares of our common stock held by them. Holders of our common stock have no preferences or any preemptive conversion or exchange rights.

PREFERRED STOCK

As of March 31, 2000, there were 11,339,268 shares of our convertible preferred stock outstanding. Upon the closing of this offering, all outstanding shares of our convertible preferred stock will be automatically converted into 11,339,268 shares of our common stock and will be held of record by 43 stockholders. These shares of our convertible preferred stock will no longer be authorized, issued or outstanding. Our amended and restated certificate of incorporation, which becomes effective upon the closing of this offering, authorizes the issuance of shares of our preferred stock, par value $0.0001 per share.

Upon completion of this offering our board will be authorized to provide for the issuance of shares of our preferred stock in one or more series, and to fix for each series voting rights, if any, designations,

--------------------------------------------------------------------------------

DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as provided in a resolution or resolutions adopted by the board. Our board will have the ability to authorize the issuance of shares of our preferred stock with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of shares of our common stock might believe to be in their best interests or in which holders of our common stock might receive a premium for their shares over the then market price.

WARRANTS

As of March 31, 2000, warrants to purchase a total of 50,000 shares of our common stock, at an exercise price of $1.20 per share, were outstanding. As of March 31, 2000, warrants to purchase a total of 91,665 shares of our Series C preferred stock, at an exercise price of $6.00 per share, were outstanding. The warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares underlying the warrants upon the occurrence of certain events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The warrants expire as follow: warrants to purchase 6,802 shares of Series C preferred stock, expires on the earlier of July 7, 2004 or the third anniversary of the current offering; warrants to purchase 28,197 shares of Series C preferred stock, expires on the earlier of August 12, 2004 or the third anniversary of the current offering; warrants to purchase 36,666 shares of Series C preferred stock, expires on the earlier of July 7, 2005 or the third anniversary of the current offering; warrant to purchase 20,000 Shares of Series C preferred stock, expires on the earlier of January 19, 2006 or the third anniversary of the current offering; and warrant to purchase 50,000 shares of common stock, expires on April 17, 2001. All of these warrants will be exercisable immediately before this offering.

REGISTRATION RIGHTS

Under the terms of an agreement with some of our stockholders, the holders of our common and preferred stock representing 12,330,135 shares of common stock, on an as converted basis, are entitled to demand the registration of their shares under the Securities Act of 1933. The holders of at least 40% of such shares or the holders of shares worth the equivalent of $5 million, if lesser, are entitled to demand that we register their shares under the Securities Act of 1933 subject to limitations described in the relevant agreement. We are not required to effect more than two registrations for such holders pursuant to these demand registration rights. These demand rights expire on either the fifth anniversary of the effective date of this offering or, for an individual holder, upon a holder's becoming eligible to sell, in accordance with Rule 144 of the Securities Act of 1933 and within a three month period, all shares with registration rights held by such holder, whichever is later. In addition, these holders are entitled to piggyback registration rights with respect to the registration of their shares of our common stock. If we propose to register any shares of our common stock either for our account or for the account of other security holders, the holders of shares having piggyback rights are entitled to receive notice of the registration and are entitled to include their shares in the registration, subject to some limitations. Further, at any time after we become eligible to file a registration statement on Form S-3, a holder or holders of shares with registration rights may require us to file registration statements under the Securities Act of 1933 on Form S-3 with respect to their shares of our common stock if the aggregate offering price of these shares is expected to exceed $1,000,000. These registration rights are subject to additional conditions and limitations, among which is the right of the underwriters of an offering to limit the number of shares of our common stock held by security holders with registration rights to be included in such registration. We are generally required to bear all of the expenses of all these registrations except selling expenses incurred on behalf of holders requesting registration. We are not required to pay any registration expenses for Form S-3 registrations after the fourth such registration has been requested. Registration of any of the shares of our common

--------------------------------------------------------------------------------
 56

DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act of 1933.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

Certain provisions of Delaware law and our certificate of incorporation and bylaws could make the following transactions more difficult:

+  the acquisition of us by means of a tender offer;

+  the acquisition of us by proxy contest or other means; and

+  the removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweighs the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. The amendment of any of the following provisions would require approval by holders of at least 66 2/3% of our outstanding common stock.

ELECTION AND REMOVAL OF DIRECTORS
Effective upon filing of our amended and restated certificate of incorporation upon completion of this offering, our amended and restated bylaws provide for the division of our board of directors into three classes, as nearly equal in number as possible, with the directors in each class serving for three-year terms, and one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of our board of directors, as it generally makes it more difficult for stockholders to replace a majority of the directors. Further, our amended and restated certificate of incorporation to be filed upon completion of this offering and restated bylaws do not provide for cumulative voting in the election of directors.

STOCKHOLDER MEETINGS
Under our amended and restated certificate of incorporation and amended and restated bylaws, only our board of directors, chairman of the board or chief executive officer may call special meetings of stockholders. Our restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee thereof. In addition, our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting and eliminates cumulative voting.

UNDESIGNATED PREFERRED STOCK
The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring or delaying hostile takeovers or delaying changes in control or management.

--------------------------------------------------------------------------------

DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

SECTION 203
We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

+ prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

+ upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors or officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

+ on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include:

+ any merger or consolidation involving the corporation and the interested stockholder;

+ any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

+ subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

+ the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is U.S. Stock Transfer.

--------------------------------------------------------------------------------
 58

--------------------------------------------------------------------------------

Shares eligible for future sale

Prior to this offering, there has been no public market for our common stock. The market price of our common stock after this offering could decline as a result of the sale of a large number of shares of our common stock in the market, or the perception that such sales could occur. Such sales also could make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

Upon completion of this offering,        shares of our common stock will be
outstanding, based upon the number of shares outstanding as of March 31, 2000.
The        shares of our common stock sold in this offering will be immediately eligible for resale in the public market without restriction under the Securities Act, except that any shares purchased in this offering by our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933, may generally be resold only in compliance with applicable provisions of Rule 144. The remaining shares of our common stock are "restricted securities," as defined under the Securities Act of 1933. After this offering approximately of these restricted shares will be immediately eligible for sale in the public market without restriction pursuant to Rule 144(k). Beginning 90 days
after the date of this prospectus, approximately        additional restricted
shares, exclusive of the Rule 701 shares described below, will become eligible for resale in the public market, subject to compliance with applicable provisions of Rule 144. Substantially all of these shares are subject to the lock-up agreements described below.

In general, under Rule 144 of the Securities Act of 1933, a person or persons whose shares are required to be aggregated, including an affiliate, whose shares have been owned for at least one year is entitled to sell, within any three-month period after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common
stock -- approximately        shares immediately after this offering -- or the
average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and whose shares have been beneficially owned by nonaffiliates for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

The holders of        % of our common stock, including all of our directors and
officers, together with the holders of options to purchase        shares of
common stock and the holders of warrants to purchase        shares of common
stock, have entered into lock-up agreements under which they have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of Warburg Dillon Read LLC.

Rule 701 under the Securities Act of 1933 provides an exemption from registration for offers and sales of securities issued pursuant to certain compensatory benefit plans, such as our stock option and stock incentive plans, by a company not subject to the reporting requirements of the Securities Exchange Act of 1934. Securities issued pursuant to Rule 701 are defined as "restricted securities" for purposes of Rule 144. However, 90 days after the issuer becomes subject to the reporting provisions of the Exchange Act, the Rule 144 resale restrictions, except for the broker's transaction requirement, are inapplicable for non-affiliates. Affiliates are subject to all Rule 144 restrictions after this 90-day period

--------------------------------------------------------------------------------

SHARES ELIGIBLE FOR FUTURE SALE
--------------------------------------------------------------------------------

other than the holding period restriction. There are currently outstanding shares of our common stock that will qualify for sale under Rule 701.
In addition,           shares underlying currently outstanding options will
qualify for sale under Rule 701. Of these option shares, we expect approximately will be vested 90 days after this offering. Substantially all of these Rule 701 shares are subject to the lock-up agreements described below.

Upon the closing of this offering, we intend to file a registration statement to
register for resale the           shares of common stock reserved for issuance
under our stock option plans. We expect the registration statement to become effective immediately upon filing. Shares issued upon the exercise of stock options granted under our stock option plans will be eligible for resale in the public market from time to time subject to vesting and, in the case of certain options, the expiration of the lock-up agreements referred to above.

Stockholders holding warrants to purchase 91,665 shares of preferred stock and 50,000 shares of common stock have the right, subject to various conditions and limitations, to include their shares in registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statement could have a material adverse effect on our ability to raise needed capital. See "Management -- Benefit plans," "Principal stockholders," "Shares eligible for future sale" and "Underwriting."

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 60

--------------------------------------------------------------------------------

Underwriting

We and the underwriters named below have entered into an underwriting agreement concerning the shares we are offering. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Warburg Dillon Read LLC, ING Barings LLC and SG Cowen Securities Corporation are the representatives of the underwriters.

                                                               NUMBER
                        UNDERWRITERS                          OF SHARES
-----------------------------------------------------------------------
Warburg Dillon Read LLC.....................................
ING Barings LLC.............................................
SG Cowen Securities Corporation.............................
                                                              --------
          Total.............................................
                                                              ========

If the underwriters sell more shares than the total number of shares set forth in the table above, the underwriters have a 30-day option to buy from us up to
an           additional shares at the initial public offering price less the underwriting discounts and commissions to cover these sales. If shares are purchased under this option, the underwriters will severally purchase the shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to additional shares.

                                                               NO EXERCISE     FULL EXERCISE
--------------------------------------------------------------------------------------------
Per share...................................................    $                $
     Total..................................................    $                $

We estimate that the total expenses of the offering payable by us, excluding
underwriting discounts and commissions, will be approximately $          .

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $     per share from the initial
public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

We, our directors, officers and certain of our stockholders have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of our common stock or securities convertible into or exchangeable for shares of our common stock during the period beginning on the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of Warburg Dillon Read LLC.

The underwriters have reserved for sale, at the initial public offering price,
up to        shares of our common stock being offered for sale to our customers and business partners. At the discretion of our management, other parties, including our employees, may participate in our reserved share program.

--------------------------------------------------------------------------------

UNDERWRITING
--------------------------------------------------------------------------------

The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares in this offering.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the representatives of the underwriters. The principal factors to be considered by the representatives and us in determining the initial public offering price include:

+ the information set forth in this prospectus and otherwise available to the representatives;

+  the history and the prospects for the industry in which we compete;

+  the ability of our management;

+ our prospects for future earnings, the present state of our development, and our current financial position;

+ the general condition of the securities markets at the time of this offering; and

+ the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions by the underwriters may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of our shares than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while our offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected by the underwriters on the Nasdaq National Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933 and to contribute to payments that the underwriters may be required to make in respect thereof.

--------------------------------------------------------------------------------
 62

--------------------------------------------------------------------------------

Legal matters

The validity of our common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich and Rosati P.C., Palo Alto, California. As of the date of this prospectus, an investment partnership composed of certain members of and persons associated with Wilson Sonsini Goodrich & Rosati P.C., in addition to an individual member of Wilson Sonsini Goodrich & Rosati P.C., beneficially owns an aggregate of 3,385 shares of our preferred stock. Dewey Ballantine LLP, New York, New York, is acting as counsel for the underwriters in connection with various legal matters relating to the shares of common stock offered by this prospectus.

Experts

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999 as set forth in their report. We have included our financial statements in this prospectus in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete, and you should refer to the exhibits that are apart of the registration statement for a copy of the contract or document.

You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site http://www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and, in accordance with those requirements, will file periodic reports, proxy statements and other information with the SEC.

This prospectus includes statistical data that were obtained from industry publications. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data.

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                                                                              63

ARGONAUT TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
------------------------------------------------------------------
Report of Independent Auditors..............................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statement of Stockholders' Equity..............  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

--------------------------------------------------------------------------------

ARGONAUT TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Argonaut Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Argonaut Technologies, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Argonaut Technologies, Inc. at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP
Palo Alto, California
April 18, 2000

--------------------------------------------------------------------------------

ARGONAUT TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                        PRO FORMA AT
                                                      DECEMBER 31,         MARCH 31,     MARCH 31,
                                                    1998        1999         2000           2000
----------------------------------------------------------------------------------------------------
                                                                                  (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.....................  $  2,261    $  4,946     $  4,000
  Short-term investments........................         -       6,127        5,137
  Accounts receivable, less allowance for
    doubtful accounts of $50 in 1998, 1999, and
    2000........................................     2,601       3,462        2,295
  Inventories...................................     2,191       2,110        2,500
  Prepaid expenses and other current assets.....       413         589          579
                                                  --------    --------     --------
Total current assets............................     7,466      17,234       14,511
Property and equipment, net.....................     1,651       1,620        1,773
Note receivable from officer....................       200         200          200
Other assets....................................        46          26           26
                                                  --------    --------     --------
                                                  $  9,363    $ 19,080     $ 16,510
                                                  ========    ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................  $    615    $    865     $    767
  Accrued compensation..........................       703         756          555
  Other accrued liabilities.....................       828         657          706
  Deferred revenue..............................     1,046       2,608        2,066
  Current portion of capital lease
    obligations.................................       491         303          273
  Current portion of long-term debt.............       668       2,984        2,839
                                                  --------    --------     --------
Total current liabilities.......................     4,351       8,173        7,206
Noncurrent portion of capital lease
  obligations...................................       772         468          408
Noncurrent portion of long-term debt............     3,375       1,391        1,244
Commitments
Stockholders' equity:
  Convertible preferred stock -- $0.0001 par
    value; 20,800,000 shares authorized at
    December 31, 1998 and 26,200,000 shares
    authorized at December 31, 1999 and at March
    31, 2000, issuable in series; 8,730,573,
    11,339,268, and 11,339,268 shares issued and
    outstanding at December 31, 1998 and 1999,
    and at March 31, 2000, respectively (none
    pro forma); aggregate liquidation preference
    of $35,027 at December 31, 1999 and at March
    31, 2000 (none pro forma)...................         1           1            1       $     --
  Common stock -- $0.0001 par value; 26,800,000
    shares authorized at December 31, 1998 and
    32,200,000 shares authorized at December 31,
    1999 and at March 31, 2000 (
    shares pro forma); 2,299,937, 2,662,039, and
    2,746,521 shares issued and outstanding at
    December 31, 1998 and 1999, and at March 31,
    2000, respectively (14,085,789 shares pro
    forma)......................................        --          --           --              1
  Additional paid-in capital....................    20,179      39,069       39,759         39,759
  Deferred stock compensation...................        --      (3,106)      (3,147)        (3,147)
  Accumulated deficit...........................   (19,315)    (26,918)     (28,935)       (28,935)
  Other comprehensive income (loss).............        --           2          (26)           (26)
                                                  --------    --------     --------       --------
Total stockholders' equity......................       865       9,048        7,652       $  7,652
                                                  --------    --------     --------       ========
                                                  $  9,363    $ 19,080     $ 16,510
                                                  ========    ========     ========

See accompanying notes.

--------------------------------------------------------------------------------

ARGONAUT TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      THREE MONTHS
                                                                                          ENDED
                                                       YEARS ENDED DECEMBER 31,         MARCH 31,
                                                       1997      1998      1999      1999      2000
-----------------------------------------------------------------------------------------------------
                                                                                       (UNAUDITED)
Net sales...........................................  $ 5,826   $12,076   $10,558   $ 2,981   $ 3,564
Costs and expenses:
  Cost of sales.....................................    3,155     5,608     4,689     1,241     1,399
  Research and development..........................    4,292     4,922     4,180       975     1,261
  Selling, general and administrative...............    4,795     7,108     9,125     1,990     2,931
                                                      -------   -------   -------   -------   -------
          Total costs and expenses..................   12,242    17,638    17,994     4,206     5,591
                                                      -------   -------   -------   -------   -------
Loss from operations................................   (6,416)   (5,562)   (7,436)   (1,225)   (2,027)
Other income (expenses):
  Interest and other income.........................      406       451       531        12       197
  Interest and other expense........................     (190)     (545)     (698)     (184)     (187)
                                                      -------   -------   -------   -------   -------
Net loss............................................  $(6,200)  $(5,656)  $(7,603)  $(1,397)  $(2,017)
                                                      =======   =======   =======   =======   =======
Net loss per share, basic and diluted...............  $ (3.97)  $ (2.91)  $ (3.12)  $ (0.60)  $ (0.76)
                                                      =======   =======   =======   =======   =======
Weighted-average shares used in computing net loss
  per share, basic and diluted......................    1,560     1,943     2,434     2,326     2,671
                                                      =======   =======   =======   =======   =======
Pro forma net loss per share, basic and diluted
  (unaudited).......................................                      $ (0.59)            $ (0.14)
                                                                          =======             =======
Weighted-average shares used in computing pro forma
  net loss per share, basic and diluted
  (unaudited).......................................                       12,799              14,010
                                                                          =======             =======

See accompanying notes.

--------------------------------------------------------------------------------

ARGONAUT TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(IN THOUSANDS, EXCEPT SHARE DATA)

                                                                           ADDITIONAL     DEFERRED                       OTHER
                                 PREFERRED STOCK        COMMON STOCK        PAID-IN        STOCK       ACCUMULATED   COMPREHENSIVE
                                 SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL     COMPENSATION     DEFICIT     INCOME (LOSS)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31,
  1996.......................   7,550,573     $1      1,998,708     $--     $14,115       $    --       $ (7,459)        $ --
  Net loss and comprehensive
    loss.....................          --     --             --     --           --            --         (6,200)          --
  Issuance of Series C
    convertible preferred
    stock....................   1,180,000     --             --     --        5,872            --             --           --
  Issuance of common stock
    upon exercise of stock
    options, net of
    repurchase...............          --     --          4,798     --           35            --             --           --
                               ----------     --     ----------     --      -------       -------       --------         ----
Balances at December 31,
  1997.......................   8,730,573      1      2,003,506     --       20,022            --        (13,659)          --
  Net loss and comprehensive
    loss.....................          --     --             --     --           --            --         (5,656)          --
  Issuance of common stock
    upon exercise of stock
    options, net of
    repurchase...............          --     --        296,431     --          114            --             --           --
  Issuance of warrants for
    loan arrangement.........          --     --             --     --           41            --             --           --
  Compensation expense
    related to common stock
    and options to
    consultants..............          --     --             --     --            2            --             --           --
                               ----------     --     ----------     --      -------       -------       --------         ----
Balances at December 31,
  1998.......................   8,730,573      1      2,299,937     --       20,179            --        (19,315)          --
  Net loss...................          --     --             --     --           --            --         (7,603)          --
  Other comprehensive income:
    Foreign currency
      translation
      adjustments............          --     --             --     --           --            --             --            2
    Total comprehensive
      loss...................          --     --             --     --           --            --             --           --
  Issuance of common stock
    upon exercise of stock
    options, net of
    repurchase...............          --     --        327,102     --          101            --             --           --
  Issuance of common stock to
    director in exchange for
    promissory note..........          --     --         15,000     --           15            --             --           --
  Issuance of common stock as
    charitable donation......          --     --         20,000     --           20            --             --           --
  Issuance of Series D
    convertible preferred
    stock....................   2,608,695     --             --     --       14,961            --             --           --
  Issuance of warrant for
    loan arrangement.........          --     --             --     --           22            --             --           --
  Compensation expense
    related to issuance of
    options to consultants...          --     --             --     --           12            --             --           --
  Deferred stock
    compensation.............          --     --             --     --        3,759        (3,759)            --           --
  Amortization of deferred
    stock compensation.......          --     --             --     --           --           653             --           --
                               ----------     --     ----------     --      -------       -------       --------         ----
Balances at December 31,
  1999.......................  11,339,268      1      2,662,039     --       39,069        (3,106)       (26,918)           2
  Net loss (unaudited).......          --     --             --     --           --            --         (2,017)          --
  Other comprehensive income:
    Foreign currency
      translation adjustments
      (unaudited)............          --     --             --     --           --            --             --          (28)
    Total comprehensive loss
      (unaudited)............          --     --             --     --           --            --             --           --
  Issuance of common stock
    upon exercise of stock
    options (unaudited)......          --     --         84,482     --           43            --             --           --
  Compensation related to
    issuance of options to
    consultants
    (unaudited)..............          --     --             --     --          107            --             --           --
  Deferred stock
    compensation.............          --     --             --     --          540          (540)            --           --
  Amortization of deferred
    stock compensation.......          --     --             --     --           --           499             --           --
                               ----------     --     ----------     --      -------       -------       --------         ----
Balances at March 31, 2000
  (unaudited)................  11,339,268     $1      2,746,521     $--     $39,759       $(3,147)      $(28,935)        $(26)
                               ==========     ==     ==========     ==      =======       =======       ========         ====

                                   TOTAL
                               STOCKHOLDERS'
                                  EQUITY
-----------------------------
Balance at December 31,
  1996.......................     $ 6,657
  Net loss and comprehensive
    loss.....................      (6,200)
  Issuance of Series C
    convertible preferred
    stock....................       5,872
  Issuance of common stock
    upon exercise of stock
    options, net of
    repurchase...............          35
                                  -------
Balances at December 31,
  1997.......................       6,364
  Net loss and comprehensive
    loss.....................      (5,656)
  Issuance of common stock
    upon exercise of stock
    options, net of
    repurchase...............         114
  Issuance of warrants for
    loan arrangement.........          41
  Compensation expense
    related to common stock
    and options to
    consultants..............           2
                                  -------
Balances at December 31,
  1998.......................         865
  Net loss...................      (7,603)
  Other comprehensive income:
    Foreign currency
      translation
      adjustments............           2
                                  -------
    Total comprehensive
      loss...................      (7,601)
  Issuance of common stock
    upon exercise of stock
    options, net of
    repurchase...............         101
  Issuance of common stock to
    director in exchange for
    promissory note..........          15
  Issuance of common stock as
    charitable donation......          20
  Issuance of Series D
    convertible preferred
    stock....................      14,961
  Issuance of warrant for
    loan arrangement.........          22
  Compensation expense
    related to issuance of
    options to consultants...          12
  Deferred stock
    compensation.............          --
  Amortization of deferred
    stock compensation.......         653
                                  -------
Balances at December 31,
  1999.......................       9,048
  Net loss (unaudited).......      (2,017)
  Other comprehensive income:
    Foreign currency
      translation adjustments
      (unaudited)............         (28)
                                  -------
    Total comprehensive loss
      (unaudited)............      (2,045)
  Issuance of common stock
    upon exercise of stock
    options (unaudited)......          43
  Compensation related to
    issuance of options to
    consultants
    (unaudited)..............         107
  Deferred stock
    compensation.............          --
  Amortization of deferred
    stock compensation.......         499
                                  -------
Balances at March 31, 2000
  (unaudited)................     $ 7,652
                                  =======

See accompanying notes.

--------------------------------------------------------------------------------

ARGONAUT TECHNOLOGIES, INC.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

                                                                                  THREE MONTHS
                                                                                      ENDED
                                                   YEARS ENDED DECEMBER 31,         MARCH 31,
                                                   1997      1998      1999      1999      2000
-------------------------------------------------------------------------------------------------
                                                                                      (UNAUDITED)
OPERATING ACTIVITIES
Net loss........................................  $(6,200)  $(5,656)  $(7,603)  $(1,397)  $(2,017)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization.................      590       676       714       187       182
  Stock compensation............................       --        --       665        --       606
  Issuance of equity for noncash benefits.......        7         5        42        --        --
  Change in cumulative translation adjustment...       --        --         2        (9)      (28)
  Changes in assets and liabilities:
     Accounts receivable........................     (125)   (1,420)     (861)      471     1,167
     Inventories................................     (537)   (1,019)       81      (220)     (390)
     Prepaid expenses and other current
       assets...................................     (195)     (132)     (176)       24        10
     Other assets...............................      (17)      (15)       20        --        --
     Accounts payable...........................       44        51       250        92       (98)
     Accrued compensation.......................      177       221        53        61      (201)
     Other accrued liabilities..................      210       440      (171)       (8)       49
     Deferred revenue...........................      158      (423)    1,584       188      (542)
                                                  -------   -------   -------   -------   -------
Net cash used in operating activities...........   (5,888)   (7,272)   (5,400)     (611)   (1,262)
                                                  -------   -------   -------   -------   -------
INVESTING ACTIVITIES
Capital expenditures, net.......................     (306)     (430)     (690)     (244)     (335)
Purchase of short-term investments..............     (974)       --    (6,127)       --        --
Sale of short-term investments..................       --       997        --        --       990
                                                  -------   -------   -------   -------   -------
Net cash provided by (used in) investing
  activities....................................   (1,280)      567    (6,817)     (244)      655
                                                  -------   -------   -------   -------   -------
FINANCING ACTIVITIES
Proceeds from long-term debt....................    1,500     3,000     1,000     1,000        --
Repayment of long-term debt.....................       --      (457)     (668)     (145)     (292)
Principal payments on capital lease
  obligations...................................     (244)     (359)     (492)     (117)      (90)
Net proceeds from issuances of common stock.....       28       114       101         8        43
Net proceeds from issuance of convertible
  preferred stock...............................    5,872        --    14,961        --        --
                                                  -------   -------   -------   -------   -------
Net cash provided by financing activities.......    7,156     2,298    14,902       746      (339)
                                                  -------   -------   -------   -------   -------
Net increase (decrease) in cash and cash
  equivalents...................................      (12)   (4,407)    2,685      (109)     (946)
Cash and cash equivalents at beginning of
  period........................................    6,680     6,668     2,261     2,261     4,946
                                                  -------   -------   -------   -------   -------
Cash and cash equivalents at end of period......  $ 6,668   $ 2,261   $ 4,946   $ 2,152   $ 4,000
                                                  =======   =======   =======   =======   =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid...................................  $   155   $   325   $   577   $   181   $   135
                                                  =======   =======   =======   =======   =======
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES
Equipment acquired under capital leases.........  $   565   $   481   $    --   $    --   $    --
                                                  =======   =======   =======   =======   =======
Options and warrants for services...............  $    --   $    43   $    22   $    22   $    --
                                                  =======   =======   =======   =======   =======
Common stock for promissory note................  $    --   $    --   $    15   $    --   $    --
                                                  =======   =======   =======   =======   =======
Deferred stock compensation.....................  $    --   $    --   $ 3,759   $    --   $   540
                                                  =======   =======   =======   =======   =======

See accompanying notes.

--------------------------------------------------------------------------------

ARGONAUT TECHNOLOGIES, INC.
DECEMBER 31, 1999
(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND BASIS OF PRESENTATION
Argonaut Technologies, Inc. (the "Company") was incorporated in the state of Delaware on November 10, 1994. The Company is a pioneer in the development, manufacturing and marketing of innovative products that enable chemists to use high speed parallel synthesis for the development of new drugs. Parallel synthesis is a process by which multiple compounds are created simultaneously. The Company's products include a variety of parallel chemical synthesizers and reagents and enable chemists to increase their productivity, accelerate the drug development process and reduce costs. The Company's products are used for chemistry development in the pharmaceutical, biotechnology, life sciences, and chemical research fields worldwide. Its principal markets are in the United States, Western Europe, and the Far East.

The Company has two wholly owned subsidiaries, Argonaut Technologies KK in Japan and Argonaut Technologies AG in Switzerland.

The Company's current operating plan anticipates that the Company will require additional capital to fund its operations, continue its research and development programs, and build its sales and marketing organization prior to reaching profitability. To date, the Company has financed its operations with proceeds from private equity offerings, long-term debt, and from equipment leases and other financing arrangements. The Company plans to seek additional funding through public or private financing arrangements with third parties. Should the Company fail to raise additional funding, it will be required to delay, reduce the scope of, or eliminate its operations or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain technologies or products that the Company may otherwise seek to retain.

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the assets and liabilities of the Company and its wholly owned subsidiaries, Argonaut Technologies KK and Argonaut Technologies AG. All significant intercompany accounts and transactions have been eliminated on consolidation.

INTERIM FINANCIAL INFORMATION
The financial information at March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited but, in the opinion of management, has been prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for such periods. Results for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for any subsequent period.

UNAUDITED PRO FORMA INFORMATION
If the Company's initial public offering ("IPO") as described in Note 12 is consummated, all of the preferred stock outstanding will automatically be converted into common stock. The unaudited pro forma stockholders' equity at March 31, 2000 has been adjusted for the assumed conversion of preferred stock based on the shares of preferred stock outstanding at March 31, 2000.

--------------------------------------------------------------------------------

ARGONAUT TECHNOLOGIES, INC.
DECEMBER 31, 1999
(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOREIGN CURRENCY TRANSLATION
The Company translates the assets and liabilities of its foreign subsidiaries stated in local functional currencies to U.S. dollars at the rates of exchange in effect at the end of the period. Revenues and expenses are translated using rates of exchange in effect during the period. Gains and losses from translation of financial statements denominated in foreign currencies, if material, are included in stockholders' equity.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

CASH, CASH EQUIVALENTS, AND SHORT-TERM INVESTMENTS
The Company invests its excess cash in deposits, money market accounts, and high quality marketable debt securities. The Company considers all highly liquid investments with a maximum original maturity of 90 days or less at the time of purchase to be cash equivalents.

The Company accounts for its investments in marketable securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115").

Under SFAS 115, all affected debt and equity securities must be stated at fair value and classified as held-to-maturity, trading, or available-for-sale. Management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each balance sheet date.

All investments in debt securities have been designated as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity, if material. Realized gains and losses and declines in value judged to be other-than-temporary, if any, on available-for-sale securities are included in other income. The cost of securities sold is based on the specific identification method. Interest on securities classified as available-for-sale is included in interest income.

REVENUE RECOGNITION
The Company recognizes revenue when earned. For products with no future obligation, revenue is recognized upon shipment. For those products where the Company has obligations to provide installation services, revenue is recognized upon installation. Sales which require customer acceptance or have rights of return are not recognized as revenue until the requirements have been met or rights of return have expired.

The Company has entered into agreements with certain customers whereby the customers provide funds for the development of new products or product enhancements. Generally the amount paid by the customers can be applied toward the purchase of products from the Company. These amounts have been recorded as deferred revenue in the accompanying balance sheet and will be recognized when earned.

--------------------------------------------------------------------------------

ARGONAUT TECHNOLOGIES, INC.
DECEMBER 31, 1999
(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

ADVERTISING COSTS
Advertising costs are accounted for as expenses in the period in which they are incurred. Advertising expense for 1997, 1998, and 1999 was $195,000, $243,000, and $274,000, respectively, and $122,000 for the three months ended March 31, 2000.

INVENTORIES
Inventories are stated at the lower of standard cost (which approximates actual costs on a first-in, first-out cost method) or market value.

PROPERTY AND EQUIPMENT
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, which range from two to five years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life.

IMPAIRMENT OF LONG-LIVED ASSETS
In accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Under SFAS 121, an impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than it carrying amount. Impairment, if any, is assessed using discounted cash flows. Through March 31, 2000, there have been no such losses.

CONCENTRATIONS OF RISK
The Company outsources part of its manufacturing process to third party contractors. There are no other third party contractors who could readily assume this manufacturing function on short notice. Any delay in production could result in failure to meet customer demand.

ACCOUNTING FOR STOCK-BASED COMPENSATION
As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to continue to account for its 1995 Incentive Stock Plan and issuances of restricted stock to employees in accordance with the provisions of Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. Pro forma disclosures required by SFAS 123 are included in Note 8.

COMPREHENSIVE LOSS
Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), requires unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments to be included as part of total comprehensive loss. Total comprehensive loss has been disclosed in the consolidated statement of stockholders' equity.

NET LOSS PER SHARE
Net loss per share has been computed according to the Financial Accounting Standards No. 128, "Earnings Per Share," which requires disclosure of basic and diluted earnings per share. Basic earnings

--------------------------------------------------------------------------------

ARGONAUT TECHNOLOGIES, INC.
DECEMBER 31, 1999
(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

per share excludes any dilutive effects of options, shares subject to repurchase, warrants, and convertible securities. Diluted earnings per share includes the impact of potentially dilutive securities (calculated using the treasury stock method). Following the guidance given by the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and preferred stock that has been issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of basic and diluted net loss per common share as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.

Pro forma net loss per share includes shares issuable upon the conversion of outstanding shares of preferred stock (using the as-if-converted method) from the original date of issuance.

A reconciliation of shares used in the calculations is as follows (in thousands):

                                                                             THREE MONTHS
                                                                                 ENDED
                                                YEARS ENDED DECEMBER 31,       MARCH 31,
                                                1997     1998      1999     1999      2000
-------------------------------------------------------------------------------------------
                                                                              (UNAUDITED)
Basic and diluted:
  Weighted-average shares of common stock
     outstanding..............................  1,923    2,084     2,434    2,326     2,671
  Less weighted-average shares subject to
     repurchase...............................   (363)    (141)       --       --        --
                                                -----    -----    ------    -----    ------
  Weighted-average shares used in net loss per
     share, basic and diluted.................  1,560    1,943     2,434    2,326     2,671
                                                =====    =====              =====
  Adjustment to reflect weighted-average
     effect of assumed conversions of
     preferred stock (unaudited)..............                    10,365             11,339
                                                                  ------             ------
  Weighted-average shares used in pro forma
     net loss per share, basic and diluted
     (unaudited)..............................                    12,799             14,010
                                                                  ======             ======

During all periods presented, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share, as their effect would have been antidilutive. These outstanding securities consist of the following (in thousands):

                                                      DECEMBER 31,             MARCH 31,
                                                1997     1998      1999     1999      2000
-------------------------------------------------------------------------------------------
                                                                              (UNAUDITED)
Convertible preferred stock...................  8,731    8,731    11,339    8,731    11,339
Outstanding options...........................  1,389    1,620     2,017    1,548     2,006
Warrants......................................     40      122       142      142       142

RECENT ACCOUNTING PRONOUNCEMENTS
In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and Hedging

--------------------------------------------------------------------------------

ARGONAUT TECHNOLOGIES, INC.
DECEMBER 31, 1999
(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Activities" ("SFAS 133") which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, which defers the effective date of SFAS 133 to years beginning after June 15, 2000. The Company does not anticipate SFAS 133 will have an impact on its results of operations or financial condition when adopted.

In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which provides guidance on revenue recognition based on interpretations and practices followed by the SEC. The Company has adopted this guidance in its financial statements.

2. MARKETABLE SECURITIES

Marketable securities consist of the following (in thousands):

                                                                  AMORTIZED COST AND
                                                                     FAIR VALUE AT
                                                              DECEMBER 31,     MARCH 31,
                                                                  1999           2000
-----------------------------------------------------------------------------------------
                                                                              (UNAUDITED)
Money market funds..........................................     $    5         $    4
Corporate commercial paper..................................      3,692          2,750
Corporate notes.............................................      3,247          3,295
Market auction preferreds...................................      2,114            808
                                                                 ------         ------
                                                                 $9,058         $6,857
                                                                 ======         ======
Reported as:
  Cash equivalents..........................................     $2,931         $1,720
  Short-term investments....................................      6,127          5,137
                                                                 ------         ------
                                                                 $9,058         $6,857
                                                                 ======         ======

At December 31, 1998, the Company had no investments in marketable securities.

At December 31, 1999 and March 31, 2000, the average maturity of the investments was approximately three and two months, respectively.

There were no material gross realized gains or losses from sales of securities in the periods presented. Unrealized gains and losses on investments were not material at December 31, 1998 and 1999, or March 31, 2000.

--------------------------------------------------------------------------------

ARGONAUT TECHNOLOGIES, INC.
DECEMBER 31, 1999
(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. INVENTORIES

Inventories consist of the following (in thousands):

                                                                DECEMBER 31,       MARCH 31,
                                                               1998      1999        2000
---------------------------------------------------------------------------------------------
                                                                                  (UNAUDITED)
Raw materials...............................................  $1,334    $1,175      $1,447
Work in process.............................................     373       208         413
Finished goods..............................................     484       727         640
                                                              ------    ------      ------
                                                              $2,191    $2,110      $2,500
                                                              ======    ======      ======

4. PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

                                                                DECEMBER 31,        MARCH 31,
                                                              1998       1999          2000
-----------------------------------------------------------------------------------------------
                                                                                   (UNAUDITED)
Laboratory and office equipment............................  $ 3,058    $ 3,738      $ 4,073
Leasehold improvements.....................................      247        250          250
                                                             -------    -------      -------
                                                               3,305      3,988        4,323
Less accumulated depreciation and amortization.............   (1,654)    (2,368)      (2,550)
                                                             -------    -------      -------
Property and equipment, net................................  $ 1,651    $ 1,620      $ 1,773
                                                             =======    =======      =======

Equipment leased under capital leases is included in laboratory and office equipment. At December 31, 1998 and 1999 and at March 31, 2000, equipment under capital leases was approximately $2.2 million, $1.5 million and $1.3 million with accumulated amortization of approximately $1,219,000, $898,000, and $797,000, respectively.

5. NOTE RECEIVABLE FROM OFFICER

In December 1996, an officer of the Company borrowed $200,000 in exchange for a note secured by the officer's residence. The note and accrued interest, at a rate of 6.31% per annum, are due at the earlier of December 17, 2001, disposition of the officer's residence, or at the time of separation from the Company, or ten days after the completion of the offering.

6. LEASES

The Company leases its primary office and research facilities in San Carlos, California and a research facility in Arizona under operating leases which expire in January 2001 and April 2002, respectively. The Company has an option to extend the terms of the leases prior to the expiration date at the current monthly rate adjusted according to the Consumer Price Index. The Company finances certain

--------------------------------------------------------------------------------

ARGONAUT TECHNOLOGIES, INC.
DECEMBER 31, 1999
(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

laboratory and office equipment under capital leases. Future minimum lease payments under all noncancelable leases are as follows (in thousands):

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
----------------------------------------------------------------------------------
Year ended December 31,
  2000......................................................   $ 375       $388
  2001......................................................     327         14
  2002......................................................     193          5
                                                               -----       ----
Total minimum payment required..............................     895       $407
                                                                           ====
Less amount representing interest...........................    (124)
                                                               -----
Present value of future lease payments......................     771
Less current portion........................................    (303)
                                                               -----
Noncurrent obligations under capital leases.................   $ 468
                                                               =====

Rent expense under operating leases was approximately $347,000, $477,000, and $511,000 in 1997, 1998, and 1999, respectively.

7. LONG-TERM DEBT

In July 1997, the Company entered into a loan agreement for $1.5 million with a financial institution. The loan has an interest rate of 10.5% and is repayable in 30 monthly installments after six months of interest-only payments. It is secured by the assets of the Company and subordinated to institutional creditors. The annual principal maturity of the debt at December 31, 1999 was approximately $439,000 in 2000.

In July 1998, the Company entered into a loan agreement (the "Loan") and a receivables loan agreement (the "Receivables Loan") with a financial institution for a total of up to $8.0 million ($4.0 million under each loan). The Loan bears interest at rates of 11.75% to 12.5% and is repayable in 16 quarterly installments after an initial three quarters of interest-only payments. The Receivables Loan bears interest at prime plus 1.5% at the time of the draw down and the average interest rate for 1999 was 10.0%. The Receivables Loan is repayable two years after the draw down and interest is payable monthly.

Also, under the terms of the Loan agreement, the Company is required to issue warrants to purchase 20,000 shares of Series C convertible preferred stock for each draw down of $1.0 million. Under the terms of the Receivables Loan agreement, the Company is required to issue two warrants each to purchase 16,666 shares of Series C convertible preferred stock, one on signing of the agreement and the second if the draw down exceeds $2.0 million. Both loans are secured by the assets of the Company and subordinated to institutional creditors.

At December 31, 1999, the Company had drawn down $2.0 million against the Loan line and $2.0 million against the Receivables Loan line and issued three warrants to purchase a total of 56,666 shares of Series C convertible preferred stock (see Note 8). The aggregate annual principal maturities of the debt at December 31, 1999 were approximately: $2.5 million in 2000, $612,000 in 2001, $688,000 in 2002, and $91,000 in 2003.

--------------------------------------------------------------------------------

ARGONAUT TECHNOLOGIES, INC.
DECEMBER 31, 1999
(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Under the terms of each of the loan agreements, the Company is prohibited from declaring dividends without the consent of the financial institution.

8. STOCKHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK
All series of preferred stock are convertible at the stockholders' option at any time into common stock on a one-for-one basis, subject to adjustment for antidilution. Conversion is automatic upon the closing of an underwritten public offering with aggregate offering proceeds exceeding $25,000,000 and an offering price of at least $6.50 per share (appropriately adjusted for any stock splits, stock dividends, recapitalization, or similar events) or written election of holders of record or more than 2/3 of the outstanding shares.

Holders of Series A, A-1, B, B-1, C, C-1, D, and D-1 convertible preferred stock are entitled to noncumulative dividends of $0.08, $0.08, $0.26, $0.26, $0.40, $0.40, $0.46 and $0.46 per share, respectively, if and when declared by the board of directors. These dividends are to be paid in advance of any distributions to common stockholders. No dividends have been declared through March 31, 2000.

In the event of a liquidation or winding up of the Company, holders of Series A, A-1, B, B-1, C, C-1, D, and D-1 convertible preferred stock shall have a liquidation preference of $1.00, $1.00, $3.25, $3.25, $5.00, $5.00, $5.75, and
$5.75 per share, respectively, together with any declared but unpaid dividends, over holders of common shares.

Preferred stockholders are entitled to the number of votes they would have upon conversion of their preferred shares into common stock.

The authorized, issued and outstanding Series A, A-1, B, B-1, C, C-1, D, and D-1 shares of convertible preferred stock were as follows:

                                                                       ISSUANCE
                                                          SHARES         PRICE       AGGREGATE
              DESIGNATION                   SHARES      ISSUED AND        PER       LIQUIDATION
           (ALL CONVERTIBLE)              AUTHORIZED    OUTSTANDING      SHARE      PREFERENCE
-----------------------------------------------------------------------------------------------
  Series A..............................   5,000,000     4,627,500       $1.00      $ 4,627,500
  Series A-1............................   5,000,000            --          --               --
  Series B..............................   3,000,000     2,923,073       $3.25        9,499,987
  Series B-1............................   3,000,000            --          --               --
  Series C..............................   1,600,000     1,180,000       $5.00        5,900,000
  Series C-1............................   1,600,000            --          --               --
                                          ----------    ----------                  -----------
December 31, 1997 and 1998..............  19,200,000     8,730,573                   20,027,487
  Series D..............................   2,700,000     2,608,695       $5.75       14,999,996
  Series D-1............................   2,700,000            --          --               --
                                          ----------    ----------                  -----------
December 31, 1999 and March 31, 2000
  (unaudited)...........................  24,600,000    11,339,268                  $35,027,483
                                          ==========    ==========                  ===========

The Company has an additional 1,600,000 authorized shares of preferred stock not yet designated to any series.

--------------------------------------------------------------------------------

ARGONAUT TECHNOLOGIES, INC.
DECEMBER 31, 1999
(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

WARRANTS
In conjunction with a capital lease line executed in April 1995, the Company issued a warrant to purchase 50,000 shares of common stock at an exercise price of $1.20 per share. The warrant expires in April 2001.

In 1997, the Company issued a series of warrants to purchase 34,999 shares of Series C convertible preferred stock at an exercise price of $6.00 per share in connection with the execution of a capital lease line and a loan and security agreement. These warrants are exercisable for a period of seven years or three years from the effective date of the Company's initial public offering, whichever is longer. However, should the Company accelerate repayment of its borrowings under this arrangement, the number of shares which may be purchased in connection with these warrants would be reduced.

In 1998, the Company issued two warrants to purchase a total of 36,666 shares of Series C convertible preferred stock at an exercise price of $6.00 per share in connection with two loan agreements entered into in July 1998 (see Note 7). These warrants are exercisable for a period of seven years or three years from the effective date of the Company's initial public offering, whichever is longer. The fair value of these warrants, determined using a Black-Scholes valuation model, was $40,699 and is being amortized to interest expense over the term of the loan.

In 1999, the Company issued one warrant to purchase 20,000 shares of Series C convertible preferred stock at an exercise price of $6.00 per share in connection with a drawdown on one of their loans (see Note 7). The warrant is exercisable for a period of seven years or three years from the effective date of the Company's initial public offering, whichever is longer. The fair value of the warrant, determined using a Black-Scholes valuation model, was $22,200 and is being amortized to interest expense over the term of the loan.

1995 INCENTIVE STOCK PLAN
The Company's 1995 Incentive Stock Plan (the "Plan") provides for (i) the grant of incentive stock options to employees, (ii) the grant of nonstatutory stock options to employees and consultants, and (iii) the grant of stock purchase rights. A total of 3,935,308 shares of common stock have been authorized for issuance under the Plan.

Under the terms of the Plan, the options and purchase rights granted generally vest at a rate of 25% at the end of the first year with the remaining balance vesting in equal amounts over the next 36 months.

--------------------------------------------------------------------------------

ARGONAUT TECHNOLOGIES, INC.
DECEMBER 31, 1999
(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A summary of activity under the Plan is as follows:

                                                                                    WEIGHTED-
                                                        SHARES                       AVERAGE
                                                      AVAILABLE     NUMBER OF        EXERCISE
                                                      FOR GRANT      OPTIONS          PRICE
-------------------------------------------------------------------------------------------------
Balance at December 31, 1996........................     462,025    1,050,075         $0.22
  Additional shares authorized......................     750,000           --            --
  Options granted...................................    (535,342)     535,342         $0.46
  Options exercised.................................          --      (99,798)        $0.19
  Options canceled..................................      96,139      (96,139)        $0.16
                                                      ----------    ---------
Balance at December 31, 1997........................     772,822    1,389,480         $0.30
  Options granted...................................    (590,625)     590,625         $0.50
  Options exercised.................................          --     (273,035)        $0.27
  Options canceled..................................      87,374      (87,374)        $0.36
  Shares repurchased................................      31,604           --         $0.08
                                                      ----------    ---------
Balance at December 31, 1998........................     301,175    1,619,696         $0.38
  Additional shares authorized......................   1,500,000           --            --
  Common stock granted out of the Plan..............     (15,000)          --            --
  Options granted...................................  (1,002,325)   1,002,325         $0.94
  Options exercised.................................          --     (328,228)        $0.31
  Options canceled..................................     276,722     (276,722)        $0.50
  Shares repurchased................................       1,125           --         $0.05
                                                      ----------    ---------
Balance at December 31, 1999........................   1,061,697    2,017,071         $0.65
  Options granted (unaudited).......................     (93,000)      93,000         $1.00
  Options exercised (unaudited).....................          --      (84,482)        $0.51
  Options canceled (unaudited)......................      20,000      (20,000)        $1.00
                                                      ----------    ---------
Balance at March 31, 2000 (unaudited)...............     988,697    2,005,589         $0.67
                                                      ==========    =========

All options and shares were granted with exercise prices equal to the fair value of the Company's common stock as determined by the Company's board of directors as follows:

                                    DECEMBER 31, 1999
-----------------------------------------------------------------------------------------
                                  OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                                       WEIGHTED-       WEIGHTED-                WEIGHTED-
                                        AVERAGE         AVERAGE                  AVERAGE
      EXERCISE           NUMBER        REMAINING       EXERCISE      NUMBER     EXERCISE
       PRICES          OF OPTIONS   CONTRACTUAL LIFE     PRICE     OF OPTIONS     PRICE
-----------------------------------------------------------------------------------------
                                       (IN YEARS)
$0.05                    168,875          6.14           $0.05      160,271       $0.05
$0.30                    289,656          6.88           $0.30      135,021       $0.30
$0.50                    678,111          8.27           $0.50      331,959       $0.50
$1.00                    880,429          9.79           $1.00       24,688       $1.00
                       ---------                                    -------
                       2,017,071          8.56           $0.65      651,939       $0.37
                       =========                                    =======

--------------------------------------------------------------------------------

ARGONAUT TECHNOLOGIES, INC.
DECEMBER 31, 1999
(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               MARCH 31, 2000 (UNAUDITED)
-----------------------------------------------------------------------------------------
                                  OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                                       WEIGHTED-       WEIGHTED-                WEIGHTED-
                                        AVERAGE         AVERAGE                  AVERAGE
      EXERCISE           NUMBER        REMAINING       EXERCISE      NUMBER     EXERCISE
       PRICES          OF OPTIONS   CONTRACTUAL LIFE     PRICE     OF OPTIONS     PRICE
-----------------------------------------------------------------------------------------
                                       (IN YEARS)
$0.05                    167,375          5.90           $0.05      165,708       $0.05
$0.30                    284,280          6.64           $0.30      164,558       $0.30
$0.50                    605,599          8.07           $0.50      306,708       $0.50
$1.00                    948,335          9.58           $1.00       59,372       $1.00
                       ---------                                    -------
                       2,005,589          8.40           $0.67      696,346       $0.39
                       =========                                    =======

Pro forma information regarding net income and net loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using the minimum value method with the following assumptions in 1997, 1998, and 1999: risk-free interest rate of 6.11%, 5.08%, and 5.32%, respectively; an expected option life of 6.5 years, 6.5 years, 7 years, respectively; and no dividends. The weighted-average fair value of the stock options granted were $0.15 in 1997 and 1998, $0.30 in 1999, and $0.31 at March 31, 2000.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options. The Company's pro forma information follows (in thousands):

                                                     YEARS ENDED DECEMBER 31,        MARCH 31,
                                                    1997       1998       1999         2000
-----------------------------------------------------------------------------------------------
                                                                                    (UNAUDITED)
-----------------------------------------------------------------------------------------------
Net loss:
  As reported....................................  $(6,200)   $(5,656)   $(7,603)     $(2,017)
  Pro forma......................................  $(6,249)   $(5,740)   $(7,894)     $(2,046)
Basic and diluted net loss per share:
  As reported....................................  $ (3.97)   $ (2.91)   $ (3.12)     $ (0.76)
  Pro forma......................................  $ (4.01)   $ (2.95)   $ (3.24)     $ (0.77)

The pro forma net loss is not necessarily indicative of potential pro forma effects on results for future years.

The Company has recorded deferred stock compensation with respect to options granted to employees of approximately $3.8 million for the year ended December 31, 1999 and approximately $540,000 for the three month period ended March 31, 2000, representing the difference between the exercise price of the options and the deemed fair value of the common stock. These amounts are being amortized to operations over the four-year vesting periods of the options using the graded vesting method.

The Company has granted 5,000 options to consultants in exchange for services for the year ended December 31, 1999 and 20,000 for the three month period ended March 31, 2000. The Company has recorded compensation expense related to these options. In accordance with SFAS 123 and EITF 96-18, options granted to consultants are periodically revalued as they vest.

--------------------------------------------------------------------------------

ARGONAUT TECHNOLOGIES, INC.
DECEMBER 31, 1999
(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

RESERVED SHARES
As of December 31, 1999, the Company has reserved shares of common stock for future issuance as follows:

Warrants....................................................      50,000
Incentive stock plan........................................   3,078,768
Preferred stock.............................................  11,430,933
                                                              ----------
                                                              14,559,701
                                                              ==========

In addition, the Company has reserved 91,665 shares of Series C preferred stock for future issuance upon exercise of warrants.

9. 401(K) RETIREMENT SAVINGS PLAN

The Company maintains a 401(k) retirement savings plan for its full-time employees. Each participant in the Plan may elect to contribute from 1% to 20% of annual compensation to the Plan. The Company, at its discretion, may make contributions to the Plan. The Company's expenses related to the Plan have been immaterial.

10. INCOME TAXES

As of December 31, 1999, the Company had federal net operating loss and research credit carryforwards of approximately $23.0 million and $600,000, respectively, which expire on various dates between 2010 and 2019. The Company also had state net operating loss and research credit carryforwards of approximately $7.4 million and $500,000, respectively. The State net operating loss will expire on various dates between 2003 and 2004. The State research credits do not expire.

Utilization of the net operating losses may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities for federal income taxes are as follows (in thousands):

                                                               YEARS ENDED DECEMBER 31,
                                                                   1998            1999
---------------------------------------------------------------------------------------
Net operating loss carryforwards............................   $ 6,100        $  8,200
Research credit carryforwards...............................       900           1,100
Capitalized research and development........................       700             800
Other.......................................................       300             400
                                                               -------        --------
Deferred tax assets.........................................     8,000          10,500
Valuation allowance.........................................    (8,000)        (10,500)
                                                               -------        --------
                                                               $    --        $     --
                                                               =======        ========

--------------------------------------------------------------------------------

ARGONAUT TECHNOLOGIES, INC.
DECEMBER 31, 1999
(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Because of the Company's lack of earnings history, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $2.3 million and $2.5 million during the years ended December 31, 1998 and 1999, respectively.

11. MARKET SALES, EXPORT SALES, AND SIGNIFICANT CUSTOMERS

The Company has determined that it operates in only one segment in accordance with SFAS 131 as it only reports profit and loss information on an aggregate basis to its chief operating decision maker.

The Company had net sales by market as follows (in thousands):

                                                                           THREE MONTHS ENDED
                                               YEARS ENDED DECEMBER 31,             MARCH 31,
                                             1997       1998       1999       1999       2000
---------------------------------------------------------------------------------------------
                                                                              (UNAUDITED)
Instrument...............................  $5,248    $10,850    $ 9,030    $2,653     $3,009
Chemistry................................     578      1,226      1,528       328        555
                                           ------    -------    -------    ------     ------
                                           $5,826    $12,076    $10,558    $2,981     $3,564
                                           ======    =======    =======    ======     ======

The Company had net sales by geographical region as follows (in thousands):

                                                                           THREE MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,          MARCH 31,
                                            1997      1998       1999       1999       2000
---------------------------------------------------------------------------------------------
                                                                                   (UNAUDITED
U.S.A....................................  $2,920    $ 7,279    $ 6,472    $1,794     $2,689
Western Europe...........................   1,089      2,649      2,687       802        262
Far East.................................   1,817      2,148      1,399       385        613
                                           ------    -------    -------    ------     ------
                                           $5,826    $12,076    $10,558    $2,981     $3,564
                                           ======    =======    =======    ======     ======

An international distributor represented 22% and 13% of total net sales during the years ended December 31, 1997 and 1998, respectively. No single customer accounted for more than 10% of total net sales during 1999 and the three month period ended March 31, 2000.

12. SUBSEQUENT EVENTS (UNAUDITED)

INITIAL PUBLIC OFFERING
In April 2000, the board of directors authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a proposed Initial Public Offering. If the offering contemplated by this prospectus is consummated, the preferred stock outstanding as of the closing date will automatically be converted into shares of the Company's common stock.

2000 INCENTIVE STOCK PLAN
In April 2000, subject to stockholder approval, the Company adopted its 2000 Incentive Stock Plan (the "2000 Plan") and initially reserved a total of 2,000,000 shares of common stock for issuance. Under the terms of the 2000 Plan, the number of shares reserved shall increase annually on the first

--------------------------------------------------------------------------------

ARGONAUT TECHNOLOGIES, INC.
DECEMBER 31, 1999
(INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

day of the Company's fiscal year beginning 2001 by the lesser of (i) 1,500,000 shares, (ii) 5% of the outstanding shares on such date or (iii) an amount determined by the Board.

2000 EMPLOYEE STOCK PURCHASE PLAN
In April 2000, subject to stockholder approval, the Company adopted its 2000 Employee Stock Purchase Plan (the "Purchase Plan") and initially reserved a total of 200,000 shares. Under the terms of the Purchase Plan, the number of shares reserved shall increase annually on the first day of the Company's fiscal year beginning in 2001 by the lesser of (i) 500,000 shares, (ii) 2% of the outstanding shares on such date or (iii) a lesser amount determined by the board. The Purchase Plan permits eligible employees to purchase common stock at a discount through payroll during defined offering periods. The price at which the stock is purchased is equal to the lower of 85% of the fair market value of the common stock on the first day of the offering or 85% of the fair market value of the Company's common stock on the purchase date. The initial offering period will commence on the effective date of the offering.

--------------------------------------------------------------------------------

                                [Argonaut Logo]

--------------------------------------------------------------------------------

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an itemized statement of the amounts of all expenses payable by the Registrant in connection with the registration of the common stock offered hereby estimated except for the Registration Fee, NASD Filing Fee and Nasdaq National Market listing fee, other than underwriting discounts and commissions:

                                 AMOUNT
                               TO BE PAID
------------------------------------------------------------------------
Registration Fee -- Securities and Exchange Commission......  $   22,770
NASD Filing Fee.............................................       9,125
Nasdaq National Market listing fee..........................      95,000
Blue Sky fees and expenses..................................      10,000
Accountants' fees and expenses..............................     300,000
Legal fees and expenses.....................................     400,000
Printing and engraving expenses.............................     300,000
Transfer agent and registrar fees...........................      25,000
Miscellaneous...............................................      38,105
                                                              ----------
          Total.............................................  $1,200,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Article VIII of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VI(1) of the Registrant's Amended and Restated Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Amended and Restated Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

A. In the three years preceding the filing of this registration statement, we from time to time have granted stock options to our employees and consultants in reliance upon exemption from registration pursuant to either (1) Section 4(2) of the Securities Act of 1933 or (2) Rule 701 promulgated under the Securities Act of 1993. The following table sets forth certain information regarding such grants:

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

                                                              NUMBER OF SHARES    EXERCISE PRICES
                                                              ----------------    ---------------
January 1, 1997 to December 31, 1997                               535,342        $0.30 to $0.50
January 1, 1998 to December 31, 1998                               590,625        $0.50 to $0.50
January 1, 1999 to December 31, 1999                             1,002,325        $0.50 to $1.00
January 1, 2000 to March 31, 2000                                   93,000        $1.00 to $1.00

For additional information concerning these transactions, please see " Management -- Employee Benefit Plans" in the prospectus included in this registration statement.

B. Set forth in chronological order is information regarding all securities sold by the Registrant in the three years preceding the filing of this registration statement.

      (1) Since January 1, 1997, we have granted to our employees, directors and consultants options to purchase an aggregate of 2,221,292 shares of common stock under our 1995 Incentive Stock Option Plan and 2000 Employee Stock Purchase Plan at exercise prices ranging from $0.30 to $1.00.

      (2) In May 1999, we granted 15,000 shares of common stock to a director in exchange for a promissory note.

      (3) On July 7, 1997, we issued a warrant to purchase 6,802 shares of Series C preferred stock to Comdisco, Inc. in consideration of entering into a certain master lease agreement with us.

      (4) On August 12, 1997, we issued a warrant to purchase 25,000 shares of Series C preferred stock to Comdisco, Inc. in consideration of entering into a certain subordinated loan and rental agreement with us.

      (5) On August 12, 1997, we issued a warrant to purchase 3,197 shares of Series C preferred stock to Comdisco, Inc. in consideration of entering into a certain loan and security agreement with us.

      (6) July 7, 1998, we issued a warrant to purchase 20,000 shares of Series C preferred stock to Comdisco, Inc. in consideration of entering into a certain loan and security agreement with us.

      (7) Between March and May 1997, we issued 1,180,000 shares of our Series C preferred stock to individuals and entities for an aggregate purchase price of $5.9 million.

      (8) On July 7, 1998, we issued a warrant to purchase 16,666 shares of Series C preferred stock to Comdisco, Inc. in consideration of entering into a certain receivables loan and security agreement with us.

      (9) On January 19, 1999, we issued a warrant to purchase 20,000 shares of Series C preferred stock to Comdisco, Inc. in consideration of entering into a certain loan and security agreement with us.

     (10) In May 21, 1999, we issued 2,608,695 shares of its Series D preferred stock to certain individuals and entities for an aggregate purchase price of $15 million.

The sale of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, Regulation D promulgated thereunder, or, with respect to issuances to our employees, directors and consultants, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. No underwriters were involved in the foregoing sales of securities.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


 1.1*    Form of Underwriting Agreement.
 3.1     Amended and Restated Certificate of Incorporation of the
         Registrant.
 3.2*    Form of Amended and Restated Certificate of Incorporation of
         the Registrant to become effective immediately prior to
         completion of the Offering.
 3.3     Bylaws of Registrant.
 3.4*    Form of Restated Bylaws of the Registrant to be in effect
         upon the completion of the Offering.
 4.1*    Specimen common stock certificate.
 4.2     Reference is made to Exhibits 3.2, 3.4.
 5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation.
10.1     Series D Preferred Stock Purchase Agreement, dated May 21,
         1999.
10.2     Warrant Agreement to purchase 6,802 shares of Series C
         Preferred Stock between the Registrant and Comdisco, Inc., dated July 7, 1997.
10.3     Warrant Agreement to purchase 25,000 shares of Series C
         Preferred Stock between the Registrant and Comdisco, Inc., dated August 12, 1997.
10.4     Warrant Agreement to purchase 3,197 shares of Series C
         Preferred Stock between the Registrant and Comdisco, Inc., dated August 12, 1997.
10.5     Warrant Agreement to purchase 20,000 shares of Series C
         Preferred Stock between the Registrant and Comdisco, Inc., dated July 7, 1998.
10.6     Warrant Agreement to purchase 16,666 shares of Series C
         Preferred Stock between the Registrant and Comdisco, Inc., dated July 7, 1998.
10.7     Warrant Agreement to purchase 20,000 shares of Series C
         Preferred Stock between the Registrant and Comdisco, Inc., dated January 19, 1999.
10.8     Warrant Agreement to purchase 50,000 shares of common stock between the Registrant and Lease Management Services, dated
         April 17, 1995.
10.9     Amended and Restated Stockholder Rights Agreement, dated May
         21, 1999.
10.10    Offer Letter, dated October 29, 1996, from Registrant to
         David P. Binkley, Ph.D.
10.11    Promissory Note Secured by Deed of Trust between the
         Registrant and David P. Binkley, dated December 17, 1996.
10.12+   Process Development Consortium Membership Agreement between the Registrant and Eli Lilly and Company, dated February 28,
         1999.
10.13+   Process Development Consortium Membership Agreement between the Registrant and Agouron Pharmaceuticals, Inc., dated
         February 26, 1999.
10.14+   Process Development Consortium Membership Agreement between the Registrant and Rhone-Poulenc Rorer Pharmaceuticals Inc.,
         dated February 25, 1999.
10.15+   Process Development Consortium Membership Agreement between the Registrant and Rohm and Haas Company, dated February 25,
         1999.
10.16+   Research Collaboration Agreement between the Registrant and
         University College London, dated September 1, 1999.
10.17+   Purchase and License Agreement between the Registrant and
         Zeneca Inc., dated September 30, 1998, as amended.
10.18+   Purchase and License Agreement between the Registrant and
         Zeneca Inc., dated September 30, 1998.
10.19    Lease Agreement between the Registrant and Tanklage Family
         Partnership, dated
         July 9, 1999.


--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------


10.20       Lease Agreement between the Registrant and MK Kojimachi Building Co., Ltd., dated September 16, 1997, as amended.
10.21       Lease Agreement between the Registrant and Personalvorsorgestiftung Rapp AG, dated April 16, 1997.
10.22       License Agreement between the Registrant and the Jackson Laboratory, dated
            June 30, 1999.
10.23       License Agreement between the Registrant and Rohm and Haas Company, dated
            June 1, 1997.
10.24       License and Supply Agreement between the Registrant and Symyx Technologies, Inc., dated August 6, 1999.
10.25+      Manufacturing Agreement between the Registrant and [*] dated June 24, 1997, as amended.
10.26*      Form of Indemnification Agreement between the Registrant and each of its directors.
10.27*      Form of Indemnification Agreement between the Registrant and each of its officers.
10.28       1995 Stock Plan.
10.29*      1995 Stock Plan Form of Stock Option Agreement.
10.30*      2000 Stock Incentive Plan.
10.31*      2000 Employee Stock Purchase Plan.
23.1        Consent of Ernst & Young LLP, Independent Auditors.
23.2*       Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
24.1        Powers of Attorney (See Signature Page on Page II-5).
27.1        Financial Data Schedules.


-------------------------
* To be filed by amendment.

+ CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED BY MEANS OF
  REDACTING A PORTION OF THE TEXT (THE "MARK"). THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION WITHOUT THE MARK PURSUANT TO THE COMPANY'S APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 UNDER THE SECURITIES ACT.


[*] CONFIDENTIAL TREATMENT REQUESTED.


(b) FINANCIAL STATEMENT SCHEDULES

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

SIGNATURES


Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Carlos, State of California, on the 18th day of May, 2000.


                                          ARGONAUT TECHNOLOGIES, INC.

                                          By:   /s/ DAVID P. BINKLEY, PH.D.
                                            ------------------------------------
                                                  David P. Binkley, Ph.D.
                                                  Chief Executive Officer


Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                       SIGNATURE                                      TITLE                  DATE
                       ---------                                      -----                  ----
/s/ DAVID P. BINKLEY, PH.D.*                              President, Chief Executive     May 18, 2000
--------------------------------------------------------  Officer and Chief Financial
David P. Binkley, Ph.D.                                   Officer (Principal Financial
                                                          and Accounting Officer)

/s/ BROOK BYERS*                                          Director                       May 18, 2000
--------------------------------------------------------
Brook Byers

/s/ SAMUEL D. COLELLA*                                    Director                       May 18, 2000
--------------------------------------------------------
Samuel D. Colella

/s/ HINGGE HSU, M.D.*                                     Director                       May 18, 2000
--------------------------------------------------------
Hingge Hsu, M.D.

/s/ WILLIAM RASTETTER, PH.D.*                             Director                       May 18, 2000
--------------------------------------------------------
William Rastetter, Ph.D.

/s/ JAMES SCHLATER*                                       Director                       May 18, 2000
--------------------------------------------------------
James Schlater

*By: /s/ DAVID P. BINKLEY, PH.D.                          Attorney-In-Fact               May 18, 2000
--------------------------------------------------------
David P. Binkley, Ph.D.
Attorney-In-Fact


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Exhibit Index


 1.1*    Form of Underwriting Agreement.
 3.1     Amended and Restated Certificate of Incorporation of the
         Registrant.
 3.2*    Form of Amended and Restated Certificate of Incorporation of
         the Registrant to become effective immediately prior to
         completion of the Offering.
 3.3     Bylaws of Registrant.
 3.4*    Form of Restated Bylaws of the Registrant to be in effect
         upon the completion of the Offering.
 4.1*    Specimen common stock certificate.
 4.2     Reference is made to Exhibits 3.2, 3.4.
 5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation.
10.1     Series D Preferred Stock Purchase Agreement, dated May 21,
         1999.
10.2     Warrant Agreement to purchase 6,802 shares of Series C
         Preferred Stock between the Registrant and Comdisco, Inc., dated July 7, 1997.
10.3     Warrant Agreement to purchase 25,000 shares of Series C
         Preferred Stock between the Registrant and Comdisco, Inc., dated August 12, 1997.
10.4     Warrant Agreement to purchase 3,197 shares of Series C
         Preferred Stock between the Registrant and Comdisco, Inc., dated August 12, 1997.
10.5     Warrant Agreement to purchase 20,000 shares of Series C
         Preferred Stock between the Registrant and Comdisco, Inc., dated July 7, 1998.
10.6     Warrant Agreement to purchase 16,666 shares of Series C
         Preferred Stock between the Registrant and Comdisco, Inc., dated July 7, 1998.
10.7     Warrant Agreement to purchase 20,000 shares of Series C
         Preferred Stock between the Registrant and Comdisco, Inc., dated January 19, 1999.
10.8     Warrant Agreement to purchase 50,000 shares of common stock between the Registrant and Lease Management Services, dated
         April 17, 1995.
10.9     Amended and Restated Stockholder Rights Agreement, dated May
         21, 1999.
10.10    Offer Letter, dated October 29, 1996, from Registrant to
         David P. Binkley, Ph.D.
10.11    Promissory Note Secured by Deed of Trust between the
         Registrant and David P. Binkley, dated December 17, 1996.
10.12+   Process Development Consortium Membership Agreement between the Registrant and Eli Lilly and Company, dated February 28,
         1999.
10.13+   Process Development Consortium Membership Agreement between the Registrant and Agouron Pharmaceuticals, Inc., dated
         February 26, 1999.
10.14+   Process Development Consortium Membership Agreement between the Registrant and Rhone-Poulenc Rorer Pharmaceuticals Inc.,
         dated February 25, 1999.
10.15+   Process Development Consortium Membership Agreement between the Registrant and Rohm and Haas Company, dated February 25,
         1999.
10.16+   Research Collaboration Agreement between the Registrant and
         University College London, dated September 1, 1999.
10.17+   Purchase and License Agreement between the Registrant and
         Zeneca Inc., dated September 30, 1998, as amended.
10.18+   Purchase and License Agreement between the Registrant and
         Zeneca Inc., dated September 30, 1998.
10.19    Lease Agreement between the Registrant and Tanklage Family
         Partnership, dated
         July 9, 1999.
10.20    Lease Agreement between the Registrant and MK Kojimachi
         Building Co., Ltd., dated September 16, 1997, as amended.


--------------------------------------------------------------------------------

EXHIBIT INDEX
--------------------------------------------------------------------------------


10.21       Lease Agreement between the Registrant and Personalvorsorgestiftung Rapp AG, dated April 16, 1997.
10.22       License Agreement between the Registrant and the Jackson Laboratory, dated
            June 30, 1999.
10.23       License Agreement between the Registrant and Rohm and Haas Company, dated
            June 1, 1997.
10.24       License and Supply Agreement between the Registrant and Symyx Technologies, Inc., dated August 6, 1999.
10.25+      Manufacturing Agreement between the Registrant and [*] dated June 24, 1997, as amended.
10.26*      Form of Indemnification Agreement between the Registrant and each of its directors.
10.27*      Form of Indemnification Agreement between the Registrant and each of its officers.
10.28       1995 Stock Plan.
10.29*      1995 Stock Plan Form of Stock Option Agreement.
10.30*      2000 Stock Incentive Plan.
10.31*      2000 Employee Stock Purchase Plan.
23.1        Consent of Ernst & Young LLP, Independent Auditors.
23.2*       Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
24.1        Powers of Attorney (See Signature Page on Page II-5).
27.1        Financial Data Schedules.


-------------------------
* To be filed by amendment.

+ CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED BY MEANS OF
  REDACTING A PORTION OF THE TEXT (THE "MARK"). THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION WITHOUT THE MARK PURSUANT TO THE COMPANY'S APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 UNDER THE SECURITIES ACT.


[*] CONFIDENTIAL TREATMENT REQUESTED.


--------------------------------------------------------------------------------